Exhibit 10.41

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of November, 2006 (the “Effective Date”) by and between HGC/Two Pierce Limited Partnership, an Illinois limited partnership (“Seller”), and Wells REIT–Two Pierce Place, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A. Seller is the owner of a certain twenty-seven (27) story office building containing approximately 487,027 square feet of rentable area (the “Building”) and a certain four (4) story parking structure accommodating approximately 1,374 parking spaces (the “Parking Structure”), the Building and the Parking Structure together having an address of Two Pierce Road, Itasca, Illinois.

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Building and Parking Structure, and the other Property (as hereinafter defined) pertaining thereto, for the consideration, and upon and subject to the other terms and conditions, as hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual undertakings and agreements of the parties as set forth below, Purchaser and Seller hereby agree as follows:

1. Property to Be Purchased and Sold. Upon and subject to the terms and conditions hereinafter set forth in this Agreement, Seller hereby agrees to sell, transfer, assign and convey to Purchaser, and Purchaser hereby agrees to purchase, acquire and assume from Seller, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

(a) Land: That certain parcel of land located in DuPage County, Illinois, and more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with all easements, rights-of-way, privileges, appurtenances and other rights, if any, pertaining thereto;

(b) Improvements: All buildings, structures, and other improvements now or hereafter erected or located on the Land or affixed thereto, including without limitation the Building and Parking Structure, and all of Seller’s right, title and interest in and to any and all building systems, machinery and fixtures attached thereto or comprising a part thereof (collectively, the “Improvements”; and, together with the Land, the “Real Property”);

(c) Personal Property: All machinery, equipment, building materials, appliances, furniture, furnishings, tools, instruments, parts and other articles of tangible personal property of every kind and nature whatsoever owned by Seller that are located on or used in connection with the Real Property and more particularly described in Exhibit B attached hereto and made a part hereof (collectively, the “Personal Property”);

(d) Leases: The leases, licenses and other agreements with respect to the possession, use, or occupancy of space within the Improvements, whether presently existing or that are hereafter entered into by Seller and more particularly described in Exhibit C attached hereto and made a part hereof (the “Leases”);

(e) Rents: Subject to proration as provided in Section 15 below, the rents, license payments and other payments under or with respect to the Leases (the “Rents”);

(f) Security Deposits: The security and other deposits made under or with respect to the Leases and more particularly described in Exhibit D attached hereto and made a part hereof (the “Security Deposits”);

(g) Warranties: To the extent assignable or transferable by Seller, any and all warranties and guaranties of third parties with respect to the Improvements and/or the Personal Property (collectively, the “Warranties”);

(h) Permits: To the extent assignable or transferable by Seller, any and all permits, licenses, approvals and authorizations with respect to the possession, use, and/or occupancy of the Real Property and the Personal Property (collectively, the “Permits”);

(i) Property Agreements: To the extent assignable or transferable by Seller, any and all service contracts, maintenance contracts, and other contracts and agreements with respect to the Real Property and/or the Personal Property, whether presently existing or that are hereafter entered into by Seller, as set forth in Exhibit E attached hereto and made a part hereof (the “Property Agreements”); provided, however, Seller will not assign or transfer those certain service contracts, maintenance contracts, and other contracts and agreements listed on Exhibit Q attached hereto and Seller shall terminate such contracts and agreements as of the Closing Date; and

(j) Additional Property: To the extent assignable or transferable by Seller, all of Seller’s right, title and interest in and to all other contracts and agreements, books and records, utility use agreements, goodwill, and other intangible personal property of every kind and nature whatsoever which Seller now or hereafter owns, possesses, or otherwise has available to it pertaining to the Real Property and the Personal Property and the ownership, construction, and/or operation thereof (collectively, the “Additional Property”).

However, Purchaser hereby acknowledges and agrees that “Property”, the “Personal Property” and the “Additional Property” shall not include any cash or any accounts maintained by Seller with respect to the Property for any purpose (including, without limitation, any operating cash accounts or accounts required to be maintained by Seller’s lender).

2. Earnest Money. Within three (3) Business Days (as hereinafter defined) after the Effective Date, Purchaser shall deposit with Chicago Title Insurance Company in Atlanta, Georgia, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds, the amount of TWO MILLION and 00/100 DOLLARS ($2,000,000.00) (the “Deposit”), as earnest money. Seller shall have the right to terminate this Agreement if Purchaser fails to deposit the Initial Deposit during the three (3) Business Day period. Any interest earned by the Deposit shall be considered part of the Deposit. Except as otherwise provided in this Agreement, the Deposit shall be held by the Escrow Agent, in escrow in accordance with the terms of Exhibit F attached hereto, for the mutual benefit of the parties hereto, in a federally-insured, interest-bearing account and applied against the Purchase Price (as hereinafter defined) at Closing (as hereinafter defined). Purchaser and Seller shall enter into any supplement to this Agreement reasonably required by the Escrow Agent for purposes of acknowledging Escrow Agent’s standard escrow terms and conditions and incorporating the same into this Agreement. Purchaser and Seller shall share the cost of the Escrow Agent’s fees and any expense associated with the escrow of the Deposit.

3. Purchase Price. The total purchase price to be paid by Purchaser for the Property (the “Purchase Price”) is EIGHTY-THREE MILLION SEVEN HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($83,750,000.00). Purchaser shall also pay to Seller a prepayment fee equal to FOUR MILLION EIGHT HUNDRED THOUSAND and 00/100 DOLLARS ($4,800,000.00) in connection with the prepayment of the current mortgage and other loan documents (the “Loan Documents”) from Teachers Insurance and Annuity Association (the “TIAA Financing”), except that if the closing occurs after December 8, 2006, the prepayment fee shall be reduced to FOUR MILLION SIX HUNDRED TWENTY-FIVE THOUSAND and 00/100 DOLLARS ($4,625,000). In the event that the prepayment fees or penalties are higher than the foregoing amount, Seller shall be responsible for any additional amounts owed. In the event that the prepayment fees or penalties are lower than the foregoing amount, Seller shall be entitled to retain the amount of the over payment. All escrows and other deposits held in connection with the TIAA Financing shall be paid to Seller and shall not be used to reduce the prepayment penalty. The Purchase Price, less the Deposit and subject to the adjustments for prorations and apportionments as provided in this Agreement, shall be paid on the Closing Date by wire transfer of immediately available funds to an account or accounts designated by Seller.

4. Title and Survey.

(a) As evidence of title to the Real Property, within two (2) Business Days after the Effective Date, Purchaser shall order, at Seller’s cost and expense, and upon receipt shall deliver to Seller, a commitment for an ALTA Form B owner’s policy of title insurance (the “Commitment”), issued by Chicago Title Insurance Company (the “Title Company”), in which the Title Company agrees to insure good and marketable title to the fee simple estate in the Real Property subject to the matters therein disclosed, for the full amount of the Purchase Price, upon execution and delivery of a special warranty deed from Seller to Purchaser, along with copies of all documents relating to title exceptions referred to therein.

(b) Within two (2) Business Days after the Effective Date, Seller shall order, at Seller’s cost and expense, and upon receipt deliver to Purchaser, a current survey for the Real Property (the “Survey”). The Survey shall (a) include a certification that it has been prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys as adopted by the American Land Title Association and the National Society of Professional Surveyors (2005), and (b) be certified to Purchaser and the Title Company.

(c) If the Commitment or Survey disclose any matters to which Purchaser objects, Purchaser shall notify Seller in writing of Purchaser’s objections on or before 5:00 p.m. (Chicago Time) on the fifth (5th) day after whichever of the Commitment or Survey is the later to be delivered to Purchaser (the “Objection Period”). In the event Purchaser shall so notify Seller of any such objections prior to the expiration of the Objection Period, Seller shall have until 5:00 p.m. (Chicago Time) on the fifth (5th) day after Seller’s receipt of Purchaser’s written notice of objections in which to cure or remove Purchaser’s objections. If Seller is unable or unwilling to cure or remove such objections within the five (5) day period, Purchaser may elect prior to the tenth (10th) day after Seller’s receipt of Purchaser’s written notice of objections to either terminate this Agreement by written notice to Seller, or waive the uncured or unremoved objections and proceed to Closing (without any reduction in the Purchase Price). Seller shall have no obligation to cure or remove any matters to which Purchaser objects except that Seller shall be obligated at Closing to discharge (i) all mortgages of Seller (regardless of whether Purchaser objects to such mortgages), and (ii) all undisputed monetary liens arising by, through or under Seller (collectively, the “Monetary Liens”). The term “mortgage” as used herein includes any mortgage, deed of trust, deed to secure debt and similar security instrument securing an indebtedness of Seller and encumbering the Property or any portion thereof; the terms “discharge” and “discharged” as used herein include compliance with a bonding procedure that allows the mortgage or item to be removed from the title exceptions in the title insurance policy. If Purchaser timely elects to terminate this Agreement pursuant to the preceding sentences, this Agreement shall terminate, the Deposit shall be returned to Purchaser, and neither party shall have any further obligation to the other arising out of this Agreement except for those obligations under this Agreement which expressly survive termination. Failure by Purchaser to provide Seller with Purchaser’s written notice of termination pursuant to the preceding sentences shall be deemed an election by Purchaser to waive its objections, to proceed to Closing, and to accept such title as Seller is able to convey, but with Seller curing all Monetary Liens (without any reduction in the Purchase Price). Any matters regarding title and survey that Purchaser waives (or is deemed to have waived) pursuant to the foregoing provisions, shall be deemed “Permitted Exceptions”.

(d) Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to Section 4(c), Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company or the surveyor between (a) the effective date of the applicable Commitment and (b) the Closing Date; provided, however, that Purchaser must notify Seller of any such objections on or before the date that is three (3) Business Days after Purchaser’s first receipt of an updated commitment, updated survey or written notice from Seller (whichever first provides notice) of the condition giving rise to any such objection. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as set forth in Section 4(c) above. If Seller elects to attempt to cure any such matters, Seller shall have the right, at its election, to extend the Closing Date by a reasonable additional time to effect such a cure, but in no event shall Closing be extended for more than thirty (30) days.

5. Inspections. Intentionally Deleted

6. Seller’s Representations and Warranties. Seller hereby represents and warrants to Purchaser that the following statements are, and as of the Closing Date will be, true and correct in all material respects:

(a) Due Organization: Seller is a limited partnership duly organized and validly existing under the laws of the State of Illinois.

(b) Power; Authorization: Seller has full right, power and authority to execute and deliver this Agreement, to consummate the transactions in accordance with the terms of this Agreement, and to comply with and fulfill the terms of this Agreement. Seller’s execution and delivery of this Agreement, and consummation of the transactions by Seller in accordance with the terms of this Agreement, have been duly authorized by all necessary organizational action of Seller.

(c) Execution: This Agreement has been duly executed and delivered by Seller.

(d) No Violation: Neither execution and delivery by Seller of this Agreement, nor consummation of the transaction by Seller in accordance with the terms of this Agreement, nor compliance by Seller with or fulfillment by Seller of the terms of this Agreement, will violate, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, (i) the organizational documents of Seller, (ii) any material approval, restriction, condition, covenant, commitment, contract or agreement to which Seller is a party or by which Seller or the Property is otherwise bound, or (iii) any statute, ordinance, law, rule, regulation, policy, guideline, code, ruling, order, writ, injunction, decree or judgment of any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality (collectively, “Governmental Authority”) or any principle of common law (collectively, “Laws”), applicable to Seller or the Property.

(e) Required Consents: Except for any recordings or filings of the conveyance documents that may be necessary or appropriate in connection with the consummation of the transactions under this Agreement, no license, permit, certificate, order, authorization, consent, franchise, designation, declaration, filing, registration or approval of or with any Governmental Authority, or any other public or private body or person, is required to permit Seller to execute and deliver this Agreement, to consummate the transactions in accordance with the terms of this Agreement, or to comply with and fulfill the terms of this Agreement.

(f) Compliance with Applicable Laws: Seller has not received any outstanding written notice of any alleged material violation of or material nonconformity with any Law relating to, or any material restriction, condition, covenant, commitment, contract or agreement concerning, the ownership, operation, use and/or occupancy of the Property.

(g) Litigation: There is no governmental or other action, suit, claim, investigation or proceeding pending or, to Seller’s actual knowledge, threatened by or against Seller or the Real Property before any court or Governmental Authority; and no judgment, order, writ, injunction, decree, ruling or other similar command of any court or Governmental Authority has been served upon or, to Seller’s actual knowledge, entered against, Seller or the Real Property, that is presently in effect.

(h) Options: Seller has not made any binding agreement for the sale of the Property, or, given any person an agreement, option or right of first refusal to purchase all or any part of the Property, which remains outstanding.

(i) Possession: Except for the rights of tenants under their Leases, the Property is in the sole possession of Seller, and no other person has a right to possession or claims possession of all or any part of the Property

(j) Condemnation: Seller has received no written notice and Seller has no actual knowledge of, any threatened or contemplated action by any Governmental Authority having the power of eminent domain, which might result in any part of the Real Property or Additional Property being taken by condemnation or conveyed in lieu thereof. Seller shall, immediately upon receiving any such notice or learning of any such contemplated or threatened action, give Purchaser written notice thereof.

(k) Leases: The Leases described in Exhibit C attached hereto and made a part hereof constitute all of the leases and other occupancy agreements (and all amendments thereto), currently in effect with respect to the Property. The Leases are in full force and effect. Except as set forth in the Leases or on Exhibit C attached hereto and made a part hereof, there are no unpaid tenant improvement allowance or Landlord obligations to perform any tenant improvements under the Leases or unpaid leasing commissions. Seller has not delivered or received any written notice of default under the Leases that remains uncured. Seller has no knowledge of any defaults under the Leases or any event which with the passage of time or giving of notice would constitute a default under the Leases. No tenant has asserted any claim of offset or other defense in respect of the Leases or Seller’s obligations under the Leases. Seller has not assigned, pledged, transferred, or otherwise encumbered any rights or benefits of Seller under the Leases, including, without limitation, the rents payable thereunder except as shown on the Commitment.

(l) Property Agreements: The Property Agreements constitute all of the Property Agreements currently in effect with respect to the Property. To the best of Seller’s knowledge, all such Property Agreements are in full force and effect in accordance with their respective provisions and Seller has no knowledge of, and has received no notice of, any default, or claim of default, on the part of any party to any of such Property Agreements.

(m) Employees: There are no employees of the Property or Seller who will become employees of Purchaser or for which Purchaser shall be responsible in any way except pursuant to union contracts, true and complete copies of which have been delivered to Purchaser.

(n) Bankruptcy; Insolvency: There is not pending against Seller (i) a petition in bankruptcy, whether voluntary or otherwise, (ii) an assignment for the benefit of creditors, (iii) any petition seeking reorganization or arrangement under the bankruptcy or insolvency laws of the United States or any state, or (iv) any other similar action brought under such bankruptcy or insolvency laws; and (b) no trustee or receiver has been appointed to take control over Seller or any part of the Property.

(o) Books and Records: Seller has previously delivered or made available to Purchaser true and complete copies of the books and records used by Seller in the operation of the Property.

(p) Environmental Matters: Except as set forth in the Phase I environmental assessment report for the Property delivered by Seller to Purchaser on or before the execution of this Agreement, as listed and described on Exhibit P attached hereto and made a part hereof (collectively the “Phase I Report”), or in any environmental report obtained by Purchaser or as otherwise disclosed to Purchaser in writing, to Seller’s knowledge, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Property. As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Property.

For purposes of this Section 6, references to the “actual knowledge” of Seller shall refer only to the actual knowledge of Jennifer Brock and Ronald C. Lunt (together, the “Designated Persons”), and shall not be construed to refer to the knowledge of any other owner, officer, manager, agent or employee of Seller or any of its affiliates or to impose on the Designated Persons any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Seller represents that the Designated Persons are the persons most knowledgeable about the Property and the most likely to receive notices and other communications about the Property.

7. AS-IS, WHERE-IS TRANSACTION. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6 OR ELSEWHERE IN THIS AGREEMENT, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER IS PURCHASING AND ACQUIRING THE PROPERTY “AS-IS”, “WHERE IS”, AND WITH ALL FAULTS, AND THAT EXCEPT AS EXPRESSLY STATED IN SECTION 6, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, BY OPERATION OF LAW OR OTHERWISE, OF ANY KIND OR NATURE WHATSOEVER WITH RESPECT TO THE PROPERTY OR AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUANTITY, QUALITY OR CONDITION OF THE PROPERTY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY OR ALL ACTIVITIES AND USES THAT PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE STATUS OF TITLE TO THE PROPERTY, (F) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, (G) THE ZONING OF THE PROPERTY, (H) THE STATUS OR CONTENT OF ANY PLANS, PERMITS, SURVEYS, OR OTHER DOCUMENTS RELATING TO THE PROPERTY, (I) THE CONTENT, COMPLETENESS OR ACCURACY OF THE TITLE COMMITMENT OR THE DUE DILIGENCE MATERIALS FURNISHED TO (OR TO BE FURNISHED TO) OR OBTAINED BY (OR TO BE OBTAINED BY) PURCHASER; (J) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING WITHOUT LIMITATION ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER; (K) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; OR (L) ANY OTHER ASPECT OR COMPONENT OF THE PROPERTY. WITHOUT LIMITING THE FOREGOING, PURCHASER HEREBY ACKNOWLEDGES THAT IT UNDERSTANDS AND AGREES THAT SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, HABITABILITY, AND/OR MERCHANTABILITY WITH RESPECT TO THE PROPERTY OR ANY ASPECT OR CONDITION THEREOF. PURCHASER HEREBY AGREES THAT SELLER IS NOT LIABLE OR BOUND BY ANY GUARANTEES, PROMISES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY MADE OR FURNISHED BY ANY REAL ESTATE AGENT, BROKER, EMPLOYEE, SERVANT OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER’S INTERESTS, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6 ABOVE. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER IS RELYING SOLELY ON ITS OWN INSPECTIONS AND INVESTIGATIONS WITH RESPECT TO ALL MATTERS REGARDING THE PROPERTY AND ALL ASPECTS AND COMPONENTS THEREOF.

EXCEPT TO THE EXTENT SELLER BREACHES ANY OF ITS REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT, PURCHASER, ITS SUCCESSORS AND ASSIGNS HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE OR BRING ANY CLAIMS, SUITS OR ACTIONS (INCLUDING WITHOUT LIMITATION ANY CLAIMS,

SUITS OR ACTIONS FOR CONTRIBUTION) AGAINST SELLER, OR SELLER’S AFFILIATES, SUCCESSORS OR ASSIGNS, WITH RESPECT TO ANY MATTERS PERTAINING TO THE PROPERTY OR ANY CONDITION OR ASPECT THEREOF.

8. Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller that the following statements are, and as of the Closing Date will be, true and correct in all material respects:

(a) Due Organization: As of the Effective Date, Purchaser is a limited partnership duly organized and validly existing under the Laws of the State of Delaware. If Purchaser assigns this Agreement pursuant to Section 22 below at or prior to Closing, the assignee will be an entity duly organized, validly existing and in good standing under its jurisdiction of formation and, if required by applicable Law, will be qualified to do business and in good standing under the Laws of the State of Illinois.

(b) Power; Authorization: Purchaser has full right, power and authority to execute and deliver this Agreement, to consummate the transactions in accordance with the terms of this Agreement, and to comply with and fulfill the terms of this Agreement; and there are no legal, contractual or other restrictions upon Purchaser’s right, power or authority to purchase, acquire and assume the Property from Seller in accordance with the terms of this Agreement. Purchaser’s execution and delivery of this Agreement, and consummation by Purchaser of the transactions in accordance with the terms of this Agreement, have been duly authorized by all necessary organizational action of Purchaser.

(c) Execution: This Agreement has been duly executed and delivered by Purchaser, and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(d) No Violation: Neither the execution and delivery by Purchaser of this Agreement, nor consummation by Purchaser of the transaction in accordance with the terms of this Agreement, nor compliance by Purchaser with or fulfillment by Purchaser of the terms of this Agreement, will violate, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, (i) the organizational documents of Purchaser, (ii) any material approval, restriction, condition, covenant, commitment, contract or agreement to which Purchaser is a party or by which Purchaser is otherwise bound, or (iii) any Law applicable to Purchaser or its property.

(e) Required Consents: Subject to any recordings or filings of the conveyance documents that may be necessary or appropriate in connection with the consummation of the transactions under this Agreement, no license, permit, certificate, order, authorization, consent, franchise, designation, declaration, filing, registration or approval of or with any Governmental Authority, or any other public or private body or person, is required to permit Purchaser to execute and deliver this Agreement, to consummate the transaction in accordance with the terms of this Agreement, or to comply with and fulfill the terms of this Agreement.

9. Seller’s Covenants and Agreements. From the Effective Date through the Closing Date:

(a) Continuity of Business: Seller shall maintain its existence; conduct its business and operations (including without limitation maintaining casualty and liability insurance) relating to the Property substantially in accordance with its past practices and procedures; not engage in any material transactions relating to the Property outside the ordinary course of business without Purchaser’s prior consent, which consent will not be unreasonably withheld, conditioned or delayed; use commercially reasonable efforts to preserve the goodwill of suppliers, distributors, tenants and other persons having business relations with it relating to the Property; and not sell, transfer, or assign, any material Property except in the ordinary course of business or with the prior consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed. Seller hereby acknowledges and agrees that, among other things, leases of space at the Property and any amendments or modifications thereto, except as provided below with respect to the Sixteenth Amendment to Lease with Arthur J. Gallagher & Co., a Delaware corporation (“Gallagher”), and new Property Agreements which will survive Closing and which are not terminable without penalty on not more than thirty (30) days notice shall require Purchaser’s consent, acting in a commercially reasonable manner.

(b) Violations: Seller shall promptly inform Purchaser upon Seller’s receiving written notice of any existing or alleged (i) violation of or nonconformity with any Law relating to, or violation of or nonconformity with any restriction, condition, covenant, commitment, contract or agreement concerning, the ownership, operation, use and/or occupancy of the Property, including without limitation under any material Property Agreement, or (ii) violation of or default under any Permit relating to the ownership, operation, use and/or occupancy of the Property; provided, however, that Seller shall have the right, at its election, but not the obligation, to cure, correct or obtain the waiver of any such violation, breach or default.

10. Conditions Precedent to Purchaser’s Obligations. Without limiting Purchaser’s rights under Section 4 or Section 5 above, Purchaser’s obligations hereunder shall be subject to fulfillment of the following conditions precedent (individually, a “Purchaser’s Condition”; collectively, “Purchaser’s Conditions”); provided, however, that Purchaser may agree to waive any Purchaser’s Condition:

(a) Representations and Warranties: Each of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(b) Covenants: Seller shall have complied with, fulfilled and performed in all material respects each covenant, term and condition to be complied with, fulfilled or performed by it hereunder.

(c) Adverse Action: No judgment, order, writ, injunction, decree, ruling or other similar command shall have been entered by, and no governmental or other action, suit, claim, investigation or proceeding shall be pending before, any court or Governmental Authority, challenging the legality, validity or propriety of this Agreement or the transactions hereunder, or otherwise relating to the consummation of the transactions hereunder; provided, however, that Purchaser hereby acknowledges that such suits, claims, investigations, and proceedings, if they are initiated by Purchaser, and any judgments, orders, writs, injunctions, decrees, rulings or similar commands that are entered as a result of any such suit, claim, investigation, or proceeding initiated by Purchaser, shall not be deemed to fall within this subsection (c).

(d) Closing Considerations: Purchaser shall have received from Seller all instruments, documents and other considerations described in Section 13.

(e) Tenant Estoppels: Purchaser shall have received from Seller prior to Closing a completed tenant estoppel certificate in favor of Purchaser from all tenants; provided, however, receipt of an estoppel from Covergys Information Management Group Inc. shall not be a condition to Purchaser’s obligation to close, each substantially in the form of Exhibit G, attached hereto, alleging (i) no material discrepancies between the terms of the Leases as compared with the terms of the Leases set forth in the copies of the Leases delivered by Seller and Seller’s representations and warranties herein; and (ii) no uncured default by Seller, as landlord, thereunder, and made a part hereof and dated within fifteen (15) days before the Closing Date; provided, however, if Seller is unable to obtain completed tenant estoppel certificates from all tenants, Seller may deliver estoppel certificates containing generally the information set forth in Exhibit G, except that “Tenant’s knowledge” shall be amended to read “Landlord’s knowledge,” executed by Seller covering any tenant that occupies less than 10% of the net rentable square feet of the Building (the “Tenant Estoppel Certificate”), except Sun Microsystems, Inc. (“Sun”). In addition, the Sun estoppel must confirm that operating expenses are paid on a net basis, not increases over a base year. Any Tenant Estoppel Certificate which is received from a Tenant after Seller provides its own estoppel may be substituted for Seller’s estoppel and Seller shall have no further liability thereunder, provided that such Tenant Estoppel Certificate contains no changes or, if changed, is otherwise reasonably acceptable to Purchaser. No Tenant Estoppel Certificate delivered hereunder shall be deemed defective merely by reason of the fact that a tenant has qualified any statement contained therein by a “best of knowledge” or similar standard. In addition, Purchaser shall have received from Seller at or prior to Closing a completed estoppel certificate in favor of Purchaser from: (i) the property owners association with respect to Schedule B, Exception X of that certain title commitment issued by Chicago Title Company, Order Number 1401 008359640 D2, with an effective date of October 19, 2006 (the “Title Commitment”); (ii) the owner of One Pierce with respect to Schedule B, Exception Z of the Title Commitment; and (iii) the owner of the sewer plant with respect to Schedule B, Exceptions V and AM of the Title Commitment (collectively, the “Title Estoppels”). The Title Estoppels shall be in a form reasonably acceptable to Purchaser (with Seller required to cure any default and pay any outstanding assessment raised by an estoppel).

(f) Title Policy: The Title Company shall be irrevocably and unconditionally committed to issue to Purchaser a title policy as required pursuant to Section 4.

(g) Gallagher Amendment: The Sixteenth Amendment to Lease with Gallagher shall have been executed by Gallagher, as tenant and delivered in accordance with Section 13(h) hereof in the form attached hereto as Exhibit M.

Purchaser shall promptly inform Seller in writing upon Purchaser’s receiving actual knowledge of any circumstance, condition or fact which would or could cause any Purchaser’s Condition not to be fulfilled. The failure to obtain the required Tenant Estoppels shall not constitute a default by Seller hereunder provided Seller used reasonable efforts in attempting to obtain such estoppels. In the event that Seller fails to obtain the required Tenant Estoppels prior to Closing, Seller shall have the right to extend the date of Closing for up to thirty (30) days in order to provide additional time to obtain such Tenant Estoppels.

11. Conditions Precedent to Seller’s Obligations. Seller’s obligations hereunder shall be subject to fulfillment of the following conditions precedent (individually, a “Seller’s Condition”; collectively, “Seller’s Conditions”); provided, however, that Seller may agree to waive any Seller’s Condition:

(a) Representations and Warranties: Each of Purchaser’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(b) Covenants: Purchaser shall have complied with, fulfilled and performed in all material respects each covenant, term and condition to be complied with, fulfilled or performed by it hereunder.

(c) Adverse Actions: No judgment, order, writ, injunction, decree, ruling or other similar command shall have been entered by, and no governmental or other action, suit, claim, investigation or proceeding shall be pending or threatened before, any court or Governmental Authority, challenging the legality, validity or propriety of this Agreement or the transactions hereunder, or otherwise relating to the consummation of the transactions hereunder; provided, however, that Seller hereby acknowledges that such suits, claims, investigations, and proceedings, if they are initiated by Seller, and any judgments, orders, writs, injunctions, decrees, rulings or similar commands that are entered as a result of any such suit, claim, investigation, or proceeding initiated by Seller, shall not be deemed to fall within this subsection (c).

(d) Closing Considerations: Seller shall have received from Purchaser all instruments, documents and other considerations described in Section 14.

Seller shall promptly inform Purchaser in writing upon Seller’s receiving actual knowledge of any circumstance, condition or fact which would or could cause any Seller’s Condition not to be fulfilled.

12. Closing. Subject to the satisfaction of the Seller’s Conditions and Purchaser’s Conditions, and subject to any provisions of this Agreement which expressly give either party the right to terminate this Agreement, the transactions under this Agreement shall be consummated at a “NY Style” closing (the “Closing”) to be held at the downtown offices of Title Company (or such other location as the parties mutually agree) on December 7, 2006, or such other date as may be agreed to by Purchaser and Seller (the “Closing Date”). The Closing shall begin at or before 10:00 a.m. CST. Notwithstanding the foregoing, Seller may delay the Closing for up to thirty (30) days in the event that the pay-off letter and calculation of the prepayment fee under the TIAA Financing is not available by the date which is five (5) days prior to the Closing Date; in such instance, the Closing Date shall be five (5) days after such information is delivered to Purchaser by Seller.

13. Seller’s Considerations. At the Closing, Seller shall execute and/or deliver to Purchaser the following instruments, documents and other considerations, all of which shall be in form and substance reasonably satisfactory to Purchaser and Seller:

(a) Deed: A duly authorized and executed special warranty deed in recordable form, conveying to Purchaser good and indefeasible fee simple title to the Real Property, subject only to the Leases and the Permitted Exceptions in the form attached hereto as Exhibit H.

(b) Bill of Sale: A quit claim bill of sale transferring the Personal Property to Purchaser, subject only to the Leases and Permitted Exceptions in the form attached hereto as Exhibit I.

(c) Assignment and Assumption of Leases: An instrument or instruments (which shall be in recordable form if necessary or appropriate) pursuant to which Seller assigns to Purchaser, and Purchaser assumes, the Leases and the Security Deposits relating thereto (subject to Section 15 below) (the “Assignment and Assumption of Leases”) in the form attached hereto as Exhibit J.

(d) Assignment and Assumption of Property Agreements, Permits and Warranties: An instrument pursuant to which Seller assigns to Purchaser, and Purchaser assumes, the Property Agreements, Permits and Warranties, to the extent assignable by Seller (the “Assignment and Assumption of Property Agreements, Permits and Warranties”) in the form attached hereto as Exhibit K.

(e) Assignment and Assumption of Additional Property. To the extent necessary or appropriate, additional instrument(s) pursuant to which Seller assigns, transfers and conveys to Purchaser, and Purchaser assumes and accepts, the Additional Property, to the extent assignable by Seller (the “Assignment and Assumption of Additional Property”) in the form attached hereto as Exhibit L.

(f) Tenant Estoppel Certificates: The Tenant Estoppel Certificates, as required under Section 10(e).

(g) Broker’s Lien Waiver: The Broker’s Lien Waiver (as hereinafter defined), as required under Section 26.

(h) Gallagher Amendment: The Sixteenth Amendment to the Gallagher Lease in form of Exhibit M attached hereto and incorporated herein executed by Gallagher, as tenant.

(i) Closing Certificate: A certificate to the effect that each of Seller’s representations and warranties contained herein is true and correct in all material respects as of the Closing Date.

(j) Owner’s Affidavit: A standard form of Owner’s affidavit (ALTA Statement) (but with respect to contracts only as to contracts entered into by Seller) to enable Title Company to delete those so-called “standard exceptions” to the Commitment, to the extent that they may be deleted with a Owner’s affidavit as so modified.

(k) Transfer Tax Declarations: City, county and state transfer tax declarations or similar instrument.

(l) Tax Waiver: A waiver of any tax withholding which may be imposed upon Purchaser due to Seller’s obligation to pay taxes (and if Seller fails to deliver any such waiver, Purchaser may withhold any amount required by law) or an indemnity reasonably satisfactory to Purchaser in lieu thereof which indemnity will be released upon delivery of appropriate waivers

(m) Certificate of Non-Foreign Status: An affidavit stating that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code and the income tax regulations promulgated thereunder.

(n) Closing Statement: A closing statement (the “Closing Statement”).

(o) Tenant Notices: A notice, signed by Seller, to each of the tenants at the Property (the “Tenant Notices”), notifying them that the Closing has occurred and that Purchaser shall be responsible for their Security Deposits.

(p) Leases, Property Agreements, Permits and Warranties: To the extent in Seller’s possession, originals of all Leases, Property Agreements, Permits and Warranties.

(q) Keys: Keys to the Real Property.

(r) Plans and Specifications: To the extent in Seller’s possession, a copy of the plans and specifications for the Improvements.

(s) Leases: A copy of Exhibit C updated to the date of Closing.

(t) Recertification: A recertification of Seller’s warranties in the form attached hereto as Exhibit N.

(u) Photographs: A quitclaim assignment of any and all of Seller’s rights to utilize the photographs of the Property contained in the offering memorandum and Seller shall cooperate with Buyer in connection with any attempt to contact the photographer and/or owner of the photographs and negatives thereof.

(v) Other Considerations: Such other and further instruments and documents as Purchaser or the Title Company may deem reasonably necessary or desirable, or as may reasonably be required, to consummate the transactions under this Agreement, which can be furnished by Seller at nominal expense to Seller.

(w) Title Estoppels: The Title Estoppels, as required under Section 10(e).

14. Purchaser’s Considerations. At the Closing, Purchaser shall execute and/or deliver to Seller the following instruments, documents and other considerations, all of which shall be in form and substance reasonably satisfactory to Seller and Purchaser:

(a) Purchase Price: Immediately available funds for the Purchase Price due at Closing pursuant to Section 3 (subject to such adjustments, credits and prorations as are provided in this Agreement).

(b) Assignment and Assumption of Leases: The Assignment and Assumption of Leases.

(c) Assignment and Assumption of Property Agreements, Permits and Warranties: The Assignment and Assumption of Property Agreements, Permits and Warranties.

(d) Assignment and Assumption of Additional Property: If applicable, the Assignment and Assumption of Additional Property.

(e) Gallagher Amendment: The Sixteenth Amendment to the Gallagher Lease in form of Exhibit M attached hereto and incorporated herein executed by Purchaser, as landlord.

(f) Closing Certificate: A certificate to the effect that each of Purchaser’s representations and warranties contained herein is true and correct in all material respects as of the Closing Date.

(g) Transfer Tax Declarations: City, county and state transfer tax declarations or similar instrument.

(h) Closing Statement: The Closing Statement.

(i) Tenant Notices: The Tenant Notices, signed by Purchaser.

(j) Other Considerations: Such other and further instruments, documents and other considerations as Seller or the Title Company may deem reasonably necessary or desirable, or as may reasonably be required, to consummate the transactions under this Agreement.

15. Apportionments; Transfer of Operations.

(a) Apportionments: The following items shall be apportioned or otherwise treated at Closing in accordance with the terms of this Section 15:

(i) Rents and Other Accounts Receivable. Rents actually received by Seller prior to Closing with respect to the Property shall be pro-rated such that Seller shall be entitled to all Rents received and other amounts collected for periods preceding the Closing Date and Purchaser shall be entitled to all Rents and other amounts for periods from and after the Closing Date. With regard to Rents and other accounts receivable that are delinquent as of the Closing Date, (i) no proration will be made at the Closing, (ii) Purchaser will make a reasonable good faith effort after the Closing to collect such delinquent Rents and other accounts receivable in the ordinary course of Purchaser’s operation of the Property, and (iii) Purchaser will apply all Rents and other accounts receivable collected first to the Rents and monetary obligations arising under the Leases from and after the Closing Date, and the excess amount, if any, shall be applied to the delinquent amount owed to Seller, and Purchaser shall promptly pay the same to Seller. It is agreed, however, that Purchaser will not be obligated to institute any lawsuit to collect delinquent Rents or other accounts receivable. In the event there are any delinquent Rents or other accounts receivable as of the Closing Date and the same are not collected by Purchaser and paid to Seller within sixty (60) days after the Closing Date, Seller shall have the right, upon written notice to Purchaser, to seek collection of such delinquent Rents and other accounts receivable using commercially reasonable efforts, and Seller agrees to identify itself in any correspondence with any such tenant that Seller is the prior landlord and prior owner of the Property and that its actions are not the actions of the current landlord and current owner of the Property, and Seller shall not seek to evict or otherwise affect any tenant’s possession of its premises.

(ii) Security Deposits. Seller shall, at Seller’s option, either deliver to Purchaser any Security Deposits actually held by Seller pursuant to the Leases, or Seller may retain such Security Deposits and allow Purchaser a credit at Closing for the amount of such Security Deposits. In either case, Purchaser shall assume all responsibility for the Security Deposits from and after the Closing and Seller shall have no further liability or responsibility therefor. Seller shall deliver all documents necessary to appropriately transfer or cause the re-issuance of all non-cash Security Deposits (such as letters of credit) and pay all fees to accomplish such transfer. If there is any delay past Closing in the re-issuance of any non-cash Security Deposit, Seller will, upon Purchaser’s certification that a default has occurred under the applicable Lease, call such Security Deposit and deliver the proceeds to Purchaser provided Purchaser indemnifies Seller from all loss, cost and expense, including attorneys fees and costs, arising therefrom.

(iii) Taxes. All unpaid ad valorem real estate taxes for the Property payable during the current year and all prior years shall be prorated (on a cash basis) as of the Closing Date. Seller is entitled to all real estate tax collections from tenants due and payable up to and including the day prior to the Closing Date. Purchaser is entitled to all real estate tax collections from tenants due and payable from and after the Closing Date, including the day of Closing. Seller shall, prior to or at Closing, pay any general real estate tax bills which are due and payable as of the Closing Date. Purchaser shall be responsible for all real estate taxes and assessments for the year 2006 that become due and payable in 2007. Purchaser shall be responsible for, and shall indemnify, defend and hold Seller and its affiliates and successors harmless from and against, all real estate taxes and assessments with respect to the Property that are or that become due and payable after the Closing, and Seller shall have no liability or responsibility therefore.

(iv) Utilities. All utility charges that accrue for periods prior to the Closing Date shall be the responsibility of Seller and all utility charges accruing for periods on and after the Closing Date shall be the responsibility of Purchaser. Prior to Closing, Purchaser and Seller shall cooperate to arrange for utility services to the Property to be discontinued in Seller’s name, as of the end of the day immediately prior to the Closing Date, and to be reinstated in Purchaser’s name as of the Closing Date. If the foregoing cannot be accomplished, then Seller will cause the meters for those utilities that cannot be transferred to Purchaser’s name effective as of the Closing Date to be read, and telephone calls to be totaled, as of a date as close as reasonably possible to the Closing Date. In the event the actual amounts for such charges for utilities or telephone calls are not known as of Closing or cannot be billed separately to the responsible party, such charges shall be apportioned between the parties as of the Closing Date based upon the estimates agreed upon by the parties, and such apportionments shall be adjusted after Closing once the actual amounts thereof become known. Any charges for utilities which are paid on a monthly basis shall be apportioned at Closing as of the Closing Date. Seller shall receive a credit against the Purchase Price in the amount of any such utility charges that Seller has prepaid and for which Purchaser is responsible under this subsection. If the relevant utility credits Purchaser’s account with the amount of any prepaid deposits previously made by Seller, at Closing, Purchaser shall succeed to the ownership of, and the Purchase Price shall be increased by, the amount of any and all such deposits for such utilities. Each party shall indemnify, defend and hold the other harmless from and against any utility costs or expenses for which it is respectively responsible under this subsection.

(v) Property Agreements. Seller shall be responsible for all payments under the Property Agreements that accrue for periods prior to the Closing Date, and Purchaser shall be responsible for all payments under the Property Agreements that accrue for periods from and after the Closing Date.

(vi) Prepaid Insurance. Seller shall not transfer to Purchaser any insurance policies or coverage and Purchaser shall make its own arrangements for all insurance. Except as provided in Section 17 below, any payments of insurance proceeds with respect to Seller’s insurance shall belong to Seller.

(vii) Leasing Commissions and Lease Costs. Seller shall be responsible for payment of all finder’s fees and brokerage commissions (if any) that are payable in connection with the primary lease term and any renewal periods which have commenced but not in connection with any renewal periods under the Leases which have not yet commenced or any expansion rights unexercised as of the date of this Agreement.

(viii) TIAA Financing. Purchaser shall pay to Seller the amount with respect to the prepayments fees or penalties in connection with the prepayment of the TIAA Financing as provided in Paragraph 3.

(ix) Management Agreement. The existing management agreement between Seller and H.P.-Itasca Two Pierce L.L.C. (“H.P.-Itasca”) with respect to the Property shall be terminated effective as of the Closing, and H.P.-Itasca shall waive any and all claims to leasing commissions pursuant to such agreement, except as otherwise expressly provided herein.

(x) Convergys Subleases. Intentionally Deleted.

(b) Estimated and Final Adjustments: Purchaser and Seller shall, at least three (3) Business Days prior to the scheduled Closing Date, jointly prepare the following:

(i) a preliminary list of expenses paid by Seller which are attributable to post-Closing periods (“Prepaid Expenses”); and

(ii) a preliminary list of expenses to be assumed by Purchaser which are attributable to periods prior to Closing (“Assumed Expenses”).

(c) Tenant Deposits: At Closing, Seller shall provide Purchaser with the necessary accounting records for applicable prior years to verify base amounts for each current tenant. In addition, Seller shall provide Purchaser with (i) a list of all reimbursable expenses, (ii) a list of all amounts due to and from tenants relating to expense or tax reimbursements, and (iii) a reconciliation schedule showing the expenses incurred, the amounts the tenants have been billed and the amounts collected from tenants (“Tenant Deposits”), all for the 2006 calendar year. Purchaser shall be responsible for preparing any required expense or tax reconciliation for the calendar year 2006. Purchaser shall use commercially reasonable efforts to bill tenants in accordance with their respective Leases for expenses or taxes for calendar year 2006 and upon receipt of the same from tenants shall reimburse Seller for Seller’s proportionate share, based on the expenses or taxes for the respective periods of ownership. Upon Seller completing the reconciliation, if Seller owes any tenant any funds for the period of its ownership, Seller shall forthwith pay the same to Purchaser for reimbursement to the Tenant. To the extent any tenant is entitled to an audit relative to expenses or taxes for the applicable year, as between Seller and Purchaser, Purchaser shall, unless otherwise agreed in writing, be responsible for coordinating such audit, and Seller shall provide the auditor selected by Purchaser with all requested and available information relative to Seller’s period of ownership. The cost of such audit, to the extent not borne by the tenants, shall be paid by Seller and Purchaser in proportion to their respective periods of ownership of the Property for the applicable year.

(d) Transfer of Operations: Correction Period: Except as otherwise described above, all such apportionments described above shall be made in a manner consistent with the principle that the income and expenses of the Property for all periods up to the Closing Date shall be attributable to Seller, and all income and expenses of the Property for all periods commencing from and after the Closing Date shall be attributable to Purchaser.

Each of the items set forth in this Section 15 shall be prepared by Seller and Purchaser based on their good faith estimates of the respective amounts thereof, and Purchaser and Seller shall cause their respective representatives to cooperate in good faith with a view to determining the amount by which the Purchase Price must be adjusted pursuant to this Section 15. Thereafter, Purchaser and Seller shall cooperate with a view to resolving, on or before the nine (9) month anniversary of the Closing Date, any errors or omissions in the apportionments discovered by either party, adjusting any apportionments based upon estimated amounts at the Closing to reflect actual charges, and any and all disputes that may exist between them regarding the Purchase Price adjustments required hereby. During such period, Purchaser and Seller, as the case may be, shall submit to the other party any amounts paid by it at the Closing that it disputes and any additional expenses paid or assumed by it that should have been included in the list of Assumed Expenses or Prepaid Expenses. Any dispute concerning said errors or omissions which cannot be resolved by agreement of the parties during such nine (9) month period shall be submitted within ten (10) days after such nine (9) month period to and determined by Ernst & Young on or before the ten (10) month anniversary of the Closing Date. Seller and Purchaser shall share equally the cost of retaining Ernst & Young. Any and all adjustments to the Purchase Price required by this Section 15 shall be paid within ten (10) days after the parties’ mutual agreement thereto (or, if no such agreement is obtained on or before the six (6) month anniversary of the Closing Date, promptly upon determination thereof by the aforementioned accounting firm.

Seller shall be entitled to any and all refunds of taxes attributable to periods for which Seller or its predecessors paid the taxes, but shall be responsible to pay any such amounts due to tenants under their leases.

Without limiting the foregoing, Purchaser shall, to the extent of the credit received at Closing, indemnify, defend, and hold harmless Seller and its affiliates and successors from and against any matters for which Purchaser receives a credit against the Purchase Price pursuant to this Section 15. The provisions of this Section 15 will survive the Closing.

16. Possession. Seller shall deliver exclusive possession of the Property to Purchaser on the Closing Date, subject only to the Permitted Exceptions and the rights of tenants under their Leases, in substantially the same condition as on the Effective Date (except for ordinary wear and tear, any damage or loss caused by Purchaser or its employees, contractors, agents or representatives, and any damage or loss from casualty or condemnation).

17. Damage or Destruction; Condemnation. In the event that, prior to Closing, the Real Property is destroyed or materially damaged by casualty, or if material condemnation proceedings are commenced against the Real Property, Purchaser shall have the right to terminate this Agreement by giving written notice of termination to Seller within fifteen (15) days after receiving written notice of such damage, destruction or condemnation proceedings, in which case the Deposit shall immediately be returned to Purchaser and neither party shall have any further rights or obligations under this Agreement except for those which expressly survive termination of this Agreement. For purposes of the foregoing, “material damage by casualty” means loss or damage to the Real Property or any portion thereof by casualty such that the cost of repairing or restoring the Real Property in question to a condition substantially identical to that of the Real Property in question prior to the event of casualty would be, in the certified opinion of The Jenkins Group and a qualified contractor or architect selected by Purchaser, equal to or greater than Nine Hundred Fifteen Thousand Dollars and NO/100 ($915,000.00). For purposes of the foregoing, a “material condemnation” means any condemnation of any portion of the Real Property having a value equal to or greater than One Hundred Thousand Dollars and NO/100 ($100,000.00). Except to the extent Purchaser is permitted to terminate this Agreement pursuant to the preceding sentences, Purchaser shall, in the event of any casualty or condemnation with respect to the Property, accept the Property in its then condition and proceed with the Closing on the purchase of the Property under this Agreement, with no reduction, offset or abatement of or to the Purchase Price, except that the Purchase Price shall be reduced by the amount of any deductible applicable to Seller’s insurance coverage. If Purchaser elects or is obligated to accept the Property and proceed to Closing, all proceeds of insurance or condemnation awards payable to Seller or received by Seller by reason of such damage, destruction or condemnation shall be paid or assigned to Purchaser at Closing.

18. Seller’s Obligations After Closing. Seller shall have the following obligations to Purchaser after the Closing:

(a) Further Assurances: Seller shall from time to time, at Purchaser’s request and without further consideration, perform such acts, and execute and deliver to Purchaser such other and further instruments, documents and other considerations, as Purchaser may reasonably request for more effective consummation of the transactions under this Agreement and satisfaction by Seller of its other obligations under this Agreement.

19. Purchaser’s Obligations After Closing. Purchaser shall have the following obligations to Seller after Closing:

(a) Books and Records: Purchaser shall maintain all books and records included in the Property in accordance with all applicable Laws; and, so long as Purchaser has possession of such books and records, Purchaser shall permit Seller to have access to and the right to copy the books and records relating to Seller’s period of ownership of the Property during normal business hours, upon reasonable prior written notice, for any proper and reasonable purpose.

(b) Further Assurances: Purchaser shall from time to time, at Seller’s request and without further consideration, perform such acts, and execute and deliver to Seller such other and further instruments, documents and other considerations, as Seller may reasonably request for more effective consummation of the transactions under this Agreement in accordance with the terms and conditions of this Agreement and satisfaction by Purchaser of its other obligations under this Agreement.

20. Defaults; Termination.

(a) If Seller fails in any material respect to comply with, fulfill or perform any covenant or obligation to be complied with, fulfilled or performed by it under this Agreement, or Seller fails or refuses to consummate the transactions under this Agreement in accordance with the terms and conditions of this Agreement other than by reason of nonfulfillment of any Seller’s Condition, or by reason of a Purchaser’s Default (as defined below) (any such event being herein referred to as a “Seller’s Default”), or if any Purchaser’s Condition described in Section 10 is not fulfilled on or before the Closing Date or waived by Purchaser, then, and in any such event, Purchaser shall have the right, at its election, and in addition to any other rights and remedies it may have under Section 21, to terminate this Agreement by written notice from Purchaser to Seller, in which event all liabilities and obligations of the parties hereunder (except as provided in Section 21 below) shall cease except for those which expressly survive termination of this Agreement, and the Deposit together with all interest earned thereon (except as described in Section 21 below) shall be returned immediately to Purchaser, provided that if the Seller willfully frustrates the sale of the Property or if specific performance is not available, then in addition to the refund of the Deposit, Seller shall reimburse Purchaser for Purchaser’s actual out-of-pocket costs and expenses in connection with its investigation of the Property not to exceed One Hundred Thousand Dollars ($100,000).

(b) If Purchaser fails in any material respect to comply with, fulfill or perform any covenant or obligation to be complied with, fulfilled or performed by it under this Agreement, or Purchaser fails or refuses to consummate the transactions under this Agreement in accordance with the terms and conditions of this Agreement other than by reason of nonfulfillment of any Purchaser’s Condition, or by reason of a Seller’s Default (any such event being herein referred to as a “Purchaser’s Default”), or any Seller’s Condition described in Section 11 is not fulfilled on or before the Closing Date or waived by Seller, then, and in any such event, Seller shall have the right, at its election, and in addition to any other rights and remedies it may have under Section 21, to terminate this Agreement by written notice from Seller to Purchaser, in which event all liabilities and obligations of the parties hereunder (except as provided in Section 21 below) shall cease except for those which expressly survive termination of this Agreement. If Seller terminates this Agreement by reason of non-fulfillment of a Seller’s Condition, all liabilities and obligations of the parties hereunder shall cease except for those which expressly survive termination of this Agreement, and the Deposit together with all interest earned thereon (except as described in Section 21 below) shall be returned immediately to Purchaser.

21. Remedies for Default.

(a) IF SELLER COMMITS A DEFAULT PRIOR TO CLOSING, INCLUDING ANY BREACH OF WARRANTY, PURCHASER MUST, AS ITS SOLE REMEDY, EITHER (a) TERMINATE THIS AGREEMENT AND RECEIVE THE RETURN OF THE DEPOSIT, (b) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT OR (c) IF, AND ONLY IF, SPECIFIC PERFORMANCE IS NOT AVAILABLE AS A REMEDY, RECEIVE THE RETURN OF THE DEPOSIT AND SUE SELLER FOR DAMAGES NOT TO EXCEED FIVE HUNDRED THOUSAND DOLLARS ($500,000). PURCHASER MUST SEND SELLER WRITTEN NOTICE OF WHICH REMEDY PURCHASER ELECTS TO PURSUE WITHIN TEN (10) DAYS AFTER PURCHASER’S KNOWLEDGE OF SELLER’S DEFAULT. IF PURCHASER DOES NOT SO ELECT OR IF PURCHASER ELECTS TO PURSUE LITIGATION AS ITS REMEDY AND DOES NOT COMMENCE THE LITIGATION WITHIN THIRTY (30) DAYS AFTER NOTIFYING SELLER THAT PURCHASER IS ELECTING LITIGATION AS ITS REMEDY, PURCHASER’S SOLE REMEDY WILL BE TO TERMINATE THIS AGREEMENT AND RECEIVE THE RETURN OF THE DEPOSIT.

(b) In the event the consummation of the transactions contemplated by this Agreement do not occur by reason of a Purchaser’s Default, Seller shall be entitled, as its sole remedy, to terminate this Agreement as described in Section 20 above and to retain the Deposit and any interest accrued thereon as liquidated damages. The payment to Seller of the Deposit as liquidated damages is not intended to be a forfeiture or penalty but is intended to constitute liquidated damages to Seller. However, the foregoing provisions of this subsection (b) shall not be deemed to prohibit or limit Seller’s right to seek actual, compensatory damages, post-Closing, with respect to Purchaser’s breach of Purchaser’s representations or warranties under this Agreement; and shall not be deemed to prohibit or limit Seller’s right to seek damages, the remedy of specific performance, an injunction, or other appropriate relief with respect to any breach of Purchaser’s obligations under Sections 5, 15, 19 or 23 of this Agreement or under any provision of this Agreement pursuant to which Purchaser has agreed to indemnify, defend, or hold harmless Seller, its affiliates and/or successors for any matters. Furthermore, the foregoing provisions shall not be deemed to prohibit or limit Seller’s right to seek reasonable attorneys’ fees and costs to enforce the provisions of this subsection (b) or any other provision of this Agreement.

(c) Any claim that Purchaser may have at any time against Seller for a breach of any representation or warranty, whether known or unknown, which is not asserted by notice from Purchaser to Seller within one (1) year after the Closing Date or, if notice is sent, litigation to enforce the claim is not commenced within sixty (60) days after said notice will not be valid or effective, and Seller will have no liability with respect thereto. Seller shall have no liability to Purchaser for a breach of any representations or warranties unless all such breaches exceed Twenty Five Thousand Dollars ($25,000) and in no event shall Seller’s liability for all such breaches exceed the aggregate amount of One Million Six Hundred Seventy-Five Thousand Dollars ($1,675,000).

22. Successors and Assigns; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Purchaser may assign this Agreement, without Seller’s consent, to an Affiliate of Purchaser. Otherwise, Purchaser shall not assign this Agreement without Seller’s prior written consent, which may be withheld or granted in Seller’s sole discretion. However, if Purchaser assigns this Agreement to an Affiliate of Purchaser, Purchaser shall promptly provide Seller with written notice of such assignment. Notwithstanding any such assignment to an Affiliate of Purchaser, or any assignment to which Seller may consent, Purchaser shall nonetheless remain fully liable to perform all of the obligations of Purchaser under this Agreement. As used in this Section 22, an “Affiliate” of Purchaser shall mean an entity that controls, is controlled by, or is under common control with Purchaser (with “control” of an entity meaning the power, through ownership of voting securities, to direct the management and policies of such entity).

23. Publicity; Confidentiality.

(a) Seller and Purchaser each hereby covenant and agree that, prior to the Closing, neither Seller nor Purchaser shall issue any press release or other public statement with respect to this Agreement or the transactions contemplated hereby (a “Release”), without the prior written consent of the other party (except to the extent required by Law). If either Seller or Purchaser is required by applicable Law to issue a Release prior to the Closing, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review and approval. The covenants and obligations of the parties under this Section 23 shall survive the Closing.

(b) Until such time as the Closing occurs under this Agreement, Purchaser and its employees, agents and representatives shall hold in strictest confidence all data, documents and information obtained with respect to the Property and furnished by Seller, its employees, agents or representatives, whether obtained or furnished before or after the execution and delivery of this Agreement, and including without limitation all Property Information (collectively, the “Confidential Information”), and shall not use such Confidential Information except for analyzing whether or not to consummate the transaction under this Agreement. Purchaser shall not disclose any Confidential Information except to those employees, agents, representatives, affiliates, potential investors, consultants, lenders and clients of Purchaser who have a need to know of such Confidential Information in order to evaluate or to assist Purchaser with evaluating whether to proceed with the transactions under this Agreement, and Purchaser shall inform all such employees, agents, representatives, consultants, lenders and clients of Purchaser’s obligations of confidentiality under this Agreement. In the event this Agreement is terminated for any reason, Purchaser shall promptly return to Seller any Confidential Information. “Confidential Information” shall not include information that (1) is or becomes a matter of public knowledge, (2) is provided from other sources readily available to the public, other than as a result of disclosure by

Purchaser in violation of this Agreement, (3) was lawfully in Purchaser’s possession prior to the disclosure by Seller, (4) was provided to Purchaser by a third party without restrictions, or (5) is independently developed or prepared by Purchaser, its employees, agents, advisors, or representatives. In the event of a breach by Purchaser or its employees, agents, representatives, consultants, employees or clients of this Section 23, Seller shall be entitled to an injunction restraining Purchaser or its employees, agents, representatives, consultants, lender or clients from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach by Purchaser.

(c) Notwithstanding the terms of this Agreement, Purchaser may disclose Confidential Information required to be disclosed pursuant to a requirement of law, a final order of a court or pursuant to a subpoena or to assure securities regulations compliance; provided, however, that Purchaser shall provide prompt written notice thereof to Seller (so long as such notice to Seller is not prohibited by law) in order to enable Seller to obtain timely injunctive relief or other adequate protective relief from such disclosure.

24. No Waiver. No failure on the part of either party at any time to require performance by the other party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affect such party’s right to enforce such term, and no waiver on the part of either party of any term of this Agreement shall (unless the waiving party expressly in writing agrees otherwise) be taken or held to be a waiver of any subsequent breach of that term or of any other term of this Agreement or the breach thereof.

25. Costs. Except as specifically provided to the contrary in this Agreement, each party shall bear its own expenses incurred in connection with this Agreement and the transactions hereunder, and neither party shall be liable to the other party for any such expenses, whether or not the Closing is consummated. However, Seller shall be responsible for payment at Closing of: (a) the fees of its own attorneys; (b) the fees in connection with obtaining an ALTA Form B owner’s policy of title insurance (the “Owner’s Policy”) covering the Real Property and all usual and customary endorsements; (c) the fees in connection with providing Purchaser with the Survey; (d) all state and county transfer taxes, documentary stamp taxes and similar charges relating to the transfer of the Property; and (e) the costs of curing all title objections and Monetary Liens for which Seller is responsible under this Agreement (if any) (other than any prepayment fees or penalties under the TIAA Financing). Purchaser shall be responsible for payment at Closing of: (a) the fees of its own attorneys, engineers and other professionals engaged to conduct Purchaser’s due diligence inspection of the Property, (b) all recording fees in connection with the transactions contemplated by this Agreement; (c) all municipal transfer taxes, documentary stamp taxes and similar charges relating to the transfer of the Property; and (d) the cost of any endorsements to the Owner’s Policy that Purchaser desires which are not usual and customary endorsements. At Closing, Purchaser and Seller shall equally share the Title Company’s insured closing fee.

26. Brokers. Seller shall be responsible for any and all broker’s fees due Cushman & Wakefield of Illinois Inc. and any other broker representing Seller in connection with the transaction contemplated by this Agreement and shall provide to Purchaser a Broker’s Lien Waiver (the “Brokers Lien Waiver”) from Cushman & Wakefield of Illinois Inc. and any other broker representing Seller at Closing. Purchaser hereby represents and warrants to Seller that Purchaser has not been represented by any broker, finder or other such person or entity in connection with the transactions contemplated by this Agreement, and hereby represents and warrants to Seller that there is no commission or other such fee or payment due from Seller to Purchaser or to any agent or representative of Purchaser in connection with the transactions contemplated by this Agreement. Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its affiliates and successors from and against any losses, liabilities, damages or claims (including without limitation reasonable attorneys’ fees and costs) that Seller or its affiliates or successors may suffer or incur as a result of a breach of the foregoing representations and warranties of Purchaser.

27. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

28. Benefit. The provisions hereof are solely for the benefit of Purchaser and Seller, and their respective legal representatives, successors and assigns, and shall not be deemed or construed to create any rights for the benefit of any other person.

29. Construction. Whenever a singular word is used herein, it shall also include the plural wherever required by the context, and vice versa; and whenever any gender is used herein, it shall also include the other genders wherever required by the context. The terms and conditions hereof represent the results of bargaining and negotiations between the parties, each of which has been represented by counsel of its own selection, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise, and represent the results of a combined draftsmanship effort. Consequently, the terms and conditions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the parties hereby expressly waive and disclaim, in connection with interpretation and construction of this Agreement, any rule of law or procedure that would require otherwise, specifically including, but not limited to, any rule of law to the effect that ambiguous or conflicting terms or conditions contained in this Agreement shall be interpreted or construed against the party who (or whose counsel) prepared this Agreement or any earlier draft of this Agreement.

30. Time of Essence. Time is of the essence with respect to the parties’ performance of their respective obligations under this Agreement.

31. Entire Agreement; Written Modifications. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof. All representations, promises, and prior or contemporaneous understandings between the parties with respect to the subject matter hereof are merged into and expressed in this Agreement; and any and all prior understandings between the parties with respect to the subject matter hereof are hereby canceled. This Agreement shall not be amended, modified or supplemented without the written agreement of both parties.

32. Governing Law. This Agreement shall be governed by and subject to, and shall be construed and enforced in accordance with, the Laws of the State of Illinois, notwithstanding any State’s conflicts of laws provisions to the contrary.

33. Captions. The captions herein are for convenience and identification purposes only, are not an integral part of this Agreement, and are not to be considered in interpretation of any part of this Agreement

34. Notices. All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly and properly given on the date of service if delivered personally or by facsimile, or, if mailed, on the second Business Day after such notice is deposited in a receptacle of the United States Postal Service, registered or certified mail, first class postage prepaid, return receipt requested, or on the first Business Day after deposit with a nationally-recognized overnight delivery service (e.g., FedEx), in all events addressed appropriately as follows:

To Seller:	HGC/Two Pierce Limited Partnership
c/o Hamilton Partners, Inc.
300 Park Road
Itasca, Illinois 60143
Attention: Ronald C. Lunt
Fax No.: 630-719-5570

With copies to:	Arthur J. Gallagher & Co.
Two Pierce Place
Itasca, Illinois 60143
Attention: Cara Richardson
Fax No.: 630-285-4024

Seyfarth Shaw LLP
131 South Dearborn Street
Suite 2400
Chicago, Illinois 60603
Attention: Jeffrey B. Schamis, Esq.
Fax No.: 312-460-7648

Seyfarth Shaw LLP
131 South Dearborn Street
Suite 2400
Chicago, Illinois 60603
Attention: Joel D. Rubin, Esq.
Fax No.: 312-460-7600

DLA Piper Rudnick Gray Cary US LLP
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601
Attention: Charles L. Edwards
Fax No.: 312-236-7516

and

DLA Piper Rudnick Gray Cary US LLP
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601
Attention: Merle Cowin
Fax No.: 312-236-7516

To Purchaser:	Wells Real Estate Funds
6200 The Corners Parkway
Norcross, Georgia 30092
Attention: Chief Real Estate Officer
Fax No.: 770-243-8510

With a copy to:	Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attention: Robert D. Bickford, Jr.
Fax No.: 212-808-7897

or to such other address as shall be furnished in writing by either party to the other party by notice in accordance with this Section.

35. Counterparts. This Agreement may be executed in separate and/or multiple counterparts, each of which when so executed shall be deemed an original, but all of such counterparts shall together constitute one and the same instrument.

36. Business Days; Expiration of Time Periods. The term “Business Day”, as used in this Agreement, shall mean any day that is not a Saturday, Sunday or a national banking holiday. Except as otherwise expressly provided in this Agreement, any reference to “days” shall mean calendar days rather than “Business Days”. If any date specified herein is, or any period specified herein expires on, a Saturday, Sunday or national banking holiday, then such date or the expiration date of such period, as the case may be, shall be extended to the next succeeding Business Day.

37. No Partnership. Nothing contained herein shall be deemed or construed to constitute Seller and Purchaser as partners or joint venturers of one another or of any person claiming by, through or under Seller or Purchaser in the conduct of their respective businesses.

38. Attorneys’ Fees. If any action is instituted in connection with any controversy arising out of this Agreement, and on any appeal from any judgment or decree entered therein, the prevailing party shall be entitled to recover, in addition to costs, such sum as the court may adjudge reasonable as attorneys’ fees in such action.

39. Post Closing Escrow. H.P.-Itasca and AJG Two Pierce, Inc., a Delaware corporation (“AJG”) shall, at Closing, each deposit with the Escrow Agent a letter of credit from an “A” rated bank or other financial institution (the “Letters of Credit”) in the amount of SIX HUNDRED SEVENTY THOUSAND and 00/100 DOLLARS ($670,000.00) and ONE MILLION FIVE THOUSAND and 00/100 DOLLARS ($1,005,000.00), respectively. The Letters of Credit shall be held by the Escrow Agent, in accordance with the terms of Exhibit O attached hereto, and may be drawn upon pro rata by Escrow Agent in the event that Seller breaches any representations or warranties contained herein In the event that the Escrow Agent is authorized to draw upon the Letters of Credit, the Letters of Credit shall be drawn upon as follows: (i) sixty percent (60%) of the amount to be drawn shall be drawn from the letter of credit deposited by AJG; and (ii) forty percent (40%) of the amount to be drawn shall be drawn from the letter of credit deposited by H.P.-Itasca. The expiry date of the Letters of Credit shall not be before the date which is one (1) year after the Closing Date, and the beneficiary of the Letters of Credit shall be Escrow Agent. The Letters of Credit shall be returned to the parties depositing such Letters of Credit no later than the date which is one (1) year after the Closing Date.

[signatures on following pages]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

PURCHASER:

WELLS REIT–TWO PIERCE PLACE, LLC, a Delaware limited liability company

By:	WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, its sole member

	By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

		By:	/s/ Randy Fretz
Printed Name: Randy Fretz
		Title:	Senior Vice President

	Date:	November 30, 2006

[signatures continue on following pages]

SELLER:

HGC/Two Pierce Limited Partnership, an Illinois limited partnership

By: HG/Two Pierce, L.L.C., an Illinois limited liability company, its sole general partner

By: H.P. – Itasca Two Pierce, L.L.C., an Illinois limited liability company, its Managing Member

By:	/s/ Ronald C. Lundt
Printed Name: Ronald C. Lundt
Title:	Managing Member

Date: November 30, 2006

JOINDER OF ESCROW AGENT

Chicago Title and Trust Company hereby (i) accepts appointment as “Escrow Agent” under the foregoing Agreement and (ii) agrees to hold, invest and disburse the Deposit and Letter of Credit (as defined in the Agreement), together with all interest earned thereon, according to the terms and conditions of the foregoing Agreement.

Dated: November __, 2006.

CHICAGO TITLE INSURANCE COMPANY

By:

Printed Name:

Title:

Address:

EXHIBIT A

Legal Description

PARCEL 1 (PARCEL G-3):

That part of the North  1/2 of Section 5, Township 40 North, Range 11 East of the Third Principal Meridian, described as follows: Beginning at a point on the Southwesterly line of Pierce Road per ordinance accepting dedication thereof recorded December 2, 1981 as Document Number R81-63577, said point being 1526.51 feet North and 623.67 feet East of the Southwest corner of the Northwest  1/4 of Section 5, aforesaid, as measured along the West line of said Northwest  1/4 and along a line at right angles thereto; the following three courses are along the Southwesterly line of said Pierce Road; thence Southeasterly along a curved line convex Northeasterly and having a radius of 4550.66 feet, an arc distance of 536.40 feet to a point of tangency (the chord of said arc bears South 58 degrees 25 minutes 59 seconds East, 536.09 feet); thence South 55 degrees 03 minutes 59 seconds East along a line tangent to said last described curved line at said last described point, 104.80 feet to a point of curvature; thence Southeasterly along a curved line convex Southwesterly, having a radius of 1381.14 feet and being tangent to said last described line at said last described point, an arc distance of 84.30 feet to a point 1139.73 feet North and 1236.89 feet East of the Southwest corner of the Northwest  1/4 of Section 5, aforesaid, as measured along the West line of said Northwest  1/4 and along a line at right angles thereto (the chord of said arc bears South 56 degrees 48 minutes 25 seconds East, 84.29 feet); thence South 77 degrees 46 minutes 05 seconds West, 38.07 feet; thence South 25 degrees 00 minutes 00 seconds West, 295.50 feet; thence South 70 degrees 00 minutes 00 seconds West, 52.72 feet; thence South 25 degrees 00 minutes 00 seconds West, 212.74 feet; to a point 652.99 feet North and 935.37 feet East of the Southwest corner of the Northwest  1/4 of Section 5 aforesaid, as measured along the West line of said Northwest  1/4 and along a line at right angles thereto; thence North 65 degrees 00 minutes 00 seconds West, 127.42 feet; thence South 62 degrees 34 minutes 49 seconds West, 102.63 feet; thence North 74 degrees 09 minutes 58 seconds West, 36.48 feet; to a point 669.52 feet North and 693.68 feet East of the Southwest corner of the Northwest  1/4 of Section 5, aforesaid, as measured along the West line of said Northwest  1/4 and along a line at right angles thereto; thence North 74 degrees 09 minutes 58 seconds West, 96.10 feet; thence North 40 degrees 51 minutes 25 seconds West, 109.36 feet; to a point 778.45 feet North and 529.68 feet East of the Southwest corner of the Northwest  1/4 of Section 5, aforesaid, as measured along the West line of said Northwest  1/4 and along a line at right angles thereto; thence North 15 degrees 27 minutes 18 seconds East, 214.09 feet; thence North 06 degrees 10 minutes 27 seconds West, 151.74 feet; thence North 15 degrees 15 minutes 48 seconds East, 301.92 feet; thence North 56 degrees 41 minutes 11 seconds West, 54.14 feet; thence North 15 degrees 15 minutes 48 seconds East, 72.39 feet; to the place of beginning, in DuPage County, Illinois.

EXHIBIT B

Personal Property

Lobby:

Black Leather Sofas (2)

Black Leather Arm Chairs (4)

Round Mahogany Cocktail Tables (2)

Mahogany Console Tables (2)

Console Table Lamps (4)

Framed Pictures (2)

Seasonal Silk Plant Arrangements (total 9)

Christmas (3)

Winter through Summer (3)

Fall (3)

Custom Black Entry mat with Two Pierce Place Lettering

Ashton Carpet Area Rugs (2)

East Link Café:

Entry Mat for Vestibule

Custom Window Valances

Sony 50” Plasma TV

Metal Palm Tree Wall Accessory

Upholstered Wicker Lounge Chairs (4)

Glass Top Tables (3)

Silk Palm Trees (3)

Framed Art Pictures (7)

Dining Tables (10)

Wicker Dining Chairs (34)

Wicker Console Table

Custom Mahogany Laminate trash receptacle

7’ Artificial pre-lit Christmas tree with decorations

Lower Level Lobby:

Black Leather Wing Back Chairs (2)

Mahogany Side Table

Mahogany Shelving Wall Cabinet

Silk Palm Trees (2)

Silk Wildflower Arrangement

7’ Artificial pre-lit Christmas Trees (3)

9’ Artificial pre-lit Christmas Tree (1)

Artificial pre-lit Christmas Wreaths (2)

Management Office:

Conference Table & Chairs (6)

Cherry Curio wall unit

Mahogany Sideboard table with lamp

Mahogany framed Mountain Eagle picture

Cherry wall clock

Cherry wall shelves (6)

6’ Silk Tree

Round laminate kitchen table & chairs (5)

Reception furniture – sofa, loveseat & wing back chairs (2)

Smoking Patio Gazebo with benches (2)

Custom Exterior Lanterns & Poles

Custom Exterior Black Granite Planters (4)

Elevator Lobby Wall Sconce (16)

Security Card Access System

Security Cameras and Security Monitors

EXHIBIT C

Leases

1)	Arthur J. Gallagher & CO

2)	Autodesk, Inc

3)	Convergys

4)	Elliots Tower Café

5)	For Your Convenience

6)	Sun Microsystems

EXHIBIT D

Security Deposits

1)	For Your Convenience: $313.49—Cash

2)	Elliott’s Tower Café: $10,000—LOC

3)	AutoDesk, Inc.: $5,525.35—Cash

EXHIBIT E

Property Agreements

SERVICE PROVIDED	CONTRACTOR	CONTACT NAME & CONTRACTOR PHONE	MONTHLY COST	CONTRACT CANCEL CLAUSE

CLEANING “NIGHT SERVICE” (515100)	MILLARD MAINT. 7301 N. CICERO LINCOLNWOOD, IL 60172		$46,743.50	60 DAY NOTICE

WINDOW WASHING (515300)	ALOHA PROFESSIONALS 1078 DOUGLAS LANE CRETE, IL 60417	ED RODRIGUEZ (708) 672-7892	$7,895/ SEMI ANNUAL	30 DAY NOTICE

PLANT MAINTENANCE (520100)	FANCY PLANTS 731 MORSE SCHAUMBURG, IL 60193	DONNA JAROSZ (847) 584-9980	$275.00	30 DAY NOTICE

MUZAK (520100)	MUZAK 3318 LAKEMONT FORTMILL, SC 29708	(800)331-3340	$225/QUARTER	30 DAY NOTICE

BUILDING INTERNET ACCESS	HP. Net, L.L.C 300 Park Boulevard Suite 500 Itasca, IL 60143	GREG WINNER (630) 250-4890

INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL 399 (will be assigned to current property manager at Closing, who will later assign it to new property manager)	LOCAL 399 763 WEST JACKSON BOULEVARD CHICAGO, IL 60661	BRAIN HICKEY (312) 372-9870

METAL MAINTENANCE (520240)	MILLARD METAL MAINT./7301 N. CICERO/LINCOLNWD, IL 60646	JOHN PAUL HUCKO (847) 674-4100	$1,658.00	30 DAY NOTICE

HVAC- EMS MAINTENANCE (525100)	SIEMENS 580 SLAWIN COURT MT. PROSPECT, IL 50056	GEORGE BARKULIS (800) 339-7800	$1,184.00	30 DAY NOTICE

HVAC- CHILLER MAINTENANCE (525100)	HILL MECHANICAL 4241 RAVENSWOOD CHICAGO, IL	KEVIN FLIGHT (773) 404-3000	$3287/QTRLY	30 DAY NOTICE

WATER CONSULTATION (525100)	EARTHWISE ENVIR. 21W415 N. AVE./SUITE 200 LOMBARD, IL 60148	ROBERT MILLER (630)495-4170	$3949/QTRLY	30 DAY NOTICE

LANDSCAPING (530100)	HAMILTON PARTNERS/LANDS. DIV./ 300 PARK/ITASCA, IL. 60143	GEORGE SZEWCZYK (630) 832-9215	$5563 (8 MO)	30 DAY NOTICE

GRASS CUTTING (530100)	BRICKMAN GROUP, LTD 2201 E. HIGGINS RD ELK GROVE VILLAGE	ANON BRUTON/ STEVE NORMAN (847) 956-3900	$1412 (8 MO)	30 DAY NOTICE

SNOW REMOVAL (530250)	S & R TOWN & COUNTRY ITASCA, IL. 60143	STEVE GENDUSA (630) 773-2802	30 DAY NOTICE

EXELON ENERGY CONTRACTS	EXELON ENERGY COMPANY 4300 WINFIELD RD. WARRENVILLE, IL 60555

FIRE/LIFE SAFETY SYSTEM INSPECTIONS (530600)	CONTECH MSI CO 5200 Newport Drive Rolling Meadows, IL	ROBERT FORSS (847)342-9932	30 DAY NOTICE

EXHIBIT F

Escrow Provisions

1. Escrow Agent shall deposit the Deposit in an interest-bearing, FDIC insured escrow account in a federally-insured institution. All interest earned shall be deemed a portion of the Deposit and belong to the party which ultimately becomes entitled to the Deposit (or, if each of the parties becomes entitled to a portion of the Deposit, shall be disbursed to each of the parties, pro rata, based on the portions of the Deposit to which they respectively are entitled).

2. If the Closing takes place, Escrow Agent shall deliver the Deposit to, or upon the instructions of, Seller at the Closing.

3. If this Agreement is terminated in accordance with the terms of this Agreement or if the Closing does not take place under this Agreement by reason of the failure of Purchaser or Seller to comply with its obligations under this Agreement, then Escrow Agent shall pay the Deposit as required by the terms of this Agreement; provided, however, that notwithstanding the foregoing, Escrow Agent shall not pay over the Deposit to any party hereunder unless and until the following procedure is complied with: The party requesting disbursement of the Deposit (the “Requesting Party”) shall deliver written notice to Escrow Agent and to the other party hereto, requesting such disbursement. Within five (5) days after receipt of such notice of request, the non-requesting party shall either: (a) agree to permit such disbursement by Escrow Agent, or (b) inform Escrow Agent in writing (with a copy to the Requesting Party) that the non-requesting party does not agree to permit such disbursement. If the non-requesting party acts under clause (a), then Escrow Agent shall make the disbursement as requested by the Requesting Party. If the non-requesting party acts under clause (b), then Escrow Agent shall not make any disbursement except as provided in Section 5 below. If the non-requesting party fails to respond during the foregoing five (5) day period, its non-response shall be deemed to be the response of the non-requesting party under clause (a) on the last day of such five (5) day period.

4. It is agreed that;

(a) the duties of Escrow Agent are only as herein specifically provided and are purely ministerial in nature, and Escrow Agent shall incur no liability whatever except for its willful misconduct, negligence, or breach of this Agreement, as long as Escrow Agent has acted in good faith;

(b) in the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature reasonably believed by it to be genuine and signed by the applicable party or its successor;

(c) Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

(d) Escrow Agent shall not be bound by any modification or rescission of this Agreement unless in writing and signed by Seller and Purchaser, and to the extent such modification or rescission of this Agreement would affect Escrow Agent’s rights or obligations under this Agreement, by Escrow Agent;

(e) Seller and Purchaser shall jointly and severally reimburse and indemnify Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including reasonable attorneys’ fees and disbursements, incurred without willful misconduct, negligence or breach of this Agreement on the part of Escrow Agent; and

(f) Seller and Purchaser each hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith without its negligence, willful misconduct or breach of this Agreement in the performance of Escrow Agent’s duties hereunder.

5. Escrow Agent is acting as a stake-holder only with respect to the Deposit. If there is any dispute as described above as to whether Escrow Agent is obligated to deliver all or any portion of the Deposit or as to whom the proceeds of the Deposit are to be delivered, Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Deposit, or, in the absence of such authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination have not begun within ninety (90) days after the date Escrow Agent receives written notice of such dispute, and thereafter diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit in court, pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Deposit, or if the Deposit is split between Seller and Purchaser, such costs of Escrow Agent shall be split, pro rata, between Seller and Purchaser, based upon the amount of Deposit received by each. Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder.

6. Notices to Escrow Agent shall be directed to Escrow Agent at its address set forth below its signature page to this Agreement (or to such other address as Escrow Agent shall hereafter specify in writing by written notice to Seller and Purchaser), and shall be given in the manner described in Section 35 of this Agreement. Notices provided by Escrow Agent to either party shall be given in the manner described in Section 35 of this Agreement, at the addresses of the parties as set forth in Section 35 of this Agreement (or to such other address as a party shall hereafter specify in writing by written notice to Escrow Agent and the other party).

7. Escrow Agent has executed this Agreement solely to confirm (a) receipt of the Deposit and (b) that Escrow Agent, upon receipt thereof, will hold the Deposit in escrow, pursuant to the provisions of this Agreement.

EXHIBIT G

Form of Tenant Estoppel Certificate

TO:	Wells Operating Partnership, L.P.
6200 The Corners Parkway, Suite 250
Atlanta, Georgia 30092

The undersigned,                                  (“Tenant”), having the power and authority to do so, acknowledging that you and any assignee of your right to purchase and your respective lenders have the right to rely on the provisions hereof and realizing that you and such others are, in fact, relying on such provisions in purchasing certain property known as Two Pierce Road, Itasca, Illinois (“Property”), hereby states, certifies, and affirms the following to you:

1. Tenant is the tenant under that certain Lease dated                                  (“Lease”), between                                  (“Landlord”) and Tenant, whereby Tenant leased Suite                  at the Property (“Premises”) from Landlord .

2. The Lease is in full force and effect, has not been modified, changed, altered, extended, or amended in any respect whatsoever (except as specifically set forth below) and constitutes the complete agreement between Landlord and Tenant with respect to the leasing of the Premises. The term “Lease,” as used herein, shall include any modifications described in this paragraph 2 and indicated below:

3. The rent to be paid by the Tenant under the Lease as of the date hereof is as follows:

3.1 Base Rent:

3.1.1 Present: $                 per month due in advance on the first day of each month.

3.2 Additional Rent: Additional monthly amounts due under the Lease consist of the following:

3.2.1	Operating Expenses	$	___________

3.2.2	Real Estate Taxes	$	___________

3.2.5	Other [specify]	$	___________

4. To the best of the Tenant’s knowledge, Tenant and Landlord have performed all of their obligations under the Lease.

5. The Tenant has been in possession of the Premises since                     ,         . The term of the Lease commenced on                     ,             , and[, assuming execution of the Sixteenth Amendment to Lease- Gallagher only] shall expire on                     , 20    .

6. Except as specifically set forth below, Tenant asserts no claim (a) of offset, defense, or counterclaim to the payment of rent or other charges payable under the Lease, or (b) against Landlord for any obligation of Landlord under the Lease:

7. Tenant is paying all rent and other charges in accordance with the provisions of the Lease and Tenant is not in default in making any of such payments. All base rent has been paid through and including                     , 2006. There has been no prepayment of rent under the Lease other than as expressly required thereunder.

8. Tenant has no knowledge of any fact or circumstance that, by itself or with the giving of notice or the passage of time or both, would constitute a default by Landlord or Tenant under the Lease. Landlord is in compliance with all of its obligations under the Lease, including, without limitation, with respect to parking.

9. Tenant has not been granted any options, reduced or free rent or other concessions or rights except as expressly set forth in the Lease.

10. Tenant has paid to the Landlord, and the Landlord is holding on behalf of the Tenant, a security deposit in the amount of $                        .

11. The Premises have been completed and delivered to Tenant in accordance with the terms of the Lease and have been accepted unconditionally by Tenant. Landlord’s obligation to pay for tenant improvements, if any, has been satisfied.

12. Tenant has received no notice and has no actual knowledge of any prior assignment, hypothecation, or pledge of the rights of Landlord under the Lease or the rents or other amounts payable thereunder, except with respect to the existing loan from Teachers Insurance and Annuity Association (the “TIAA Financing”).

13. The Lease has not been assigned (in whole or in part) except in connection with the TIAA Financing and the Premises have not been sublet (in whole or in part), except as follows:

14. No voluntary or involuntary action in bankruptcy is pending against Tenant in any state or federal court.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed as of the              day of                         , 2006.

TENANT

By:
Its:

EXHIBIT H

Special Warranty Deed

This Instrument Prepared by:

Jeffrey B. Schamis, Esq.

Seyfarth Shaw LLP

55 E. Monroe Street, Suite 4200

Chicago, IL 60603

Upon Recording, Return to:

Cindy Malone

Chicago Title Insurance Company

171 North Clark Street

Chicago, Illinois 60601

Property Address:

Two Pierce Road

Itasca, Illinois 60143

P.I.N. 03-05-101-010

SPECIAL WARRANTY DEED

Deed made as of this                  day of             , 2006 by HGC/Two Pierce Limited Partnership, an Illinois limited partnership (the “Grantor”), having an address at 300 Park Boulevard, Itasca, Illinois 60143 to                                  (the “Grantee”), having an address at                     .

Grantor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, grants, bargains, and sells with the special warranty covenants set forth below unto Grantee that certain real property situated in the County of DuPage, State of Illinois described on Exhibit A attached hereto (the “Property”), together with the hereditaments and appurtenances pertaining to such Property, TO HAVE AND TO HOLD the Property, together with the foregoing appurtenances, forever.

Grantor, for itself, and its successors, hereby covenants and agrees that, except for the Permitted Exceptions described on Exhibit B attached hereto, it has not done or suffered to be done anything whereby the Property hereby granted is, or may be, in any manner encumbered. Grantor further covenants and agrees, to the foregoing extent, to defend title to the Property against all persons lawfully claiming, by, through or under Grantor.

IN WITNESS WHEREOF, Grantor has caused this Special Warranty Deed to be executed and delivered as of the day and year first above written.

HGC/Two Pierce Limited Partnership, an Illinois limited partnership

By: HG/Two Pierce, L.L.C., an Illinois limited liability company, its sole general partner

By: H.P. – Itasca Two Pierce, L.L.C., an Illinois limited liability company, its Managing Member

By:

Its:

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF DUPAGE	)

I, the undersigned, a Notary Public in and for the County and State aforesaid, do hereby certify that                    , a managing member of H.P. – Itasca Two Pierce, L.L.C., an Illinois limited liability company, the Managing Member of HG/Two Pierce, L.L.C., an Illinois limited liability company, which in turn is the sole general partner of HGC/Two Pierce Limited Partnership, an Illinois limited partnership (the “Partnership”), personally known to me to be the person holding such office in such corporation whose name is subscribed to the foregoing Special Warranty Deed, appeared before me this day in person and acknowledged that he/she signed and delivered said Deed as his/her free and voluntary act and as the free and voluntary act of said Partnership for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this              day of                 , 2006.

Notary Public

My Commission expires:

Mail Tax Bills to:

EXHIBIT A

Legal Description

Exhibit B

Permitted Exceptions

EXHIBIT I

Bill of Sale

KNOW ALL MEN BY THESE PRESENTS, that HGC/Two Pierce Limited Partnership, an Illinois limited partnership (the “Seller”), for and in consideration of the sum of Ten Dollars and other valuable consideration to it in hand paid by                    , a                    (the “Purchaser”), the receipt and sufficiency of which are hereby acknowledged, hereby sells, assigns, transfers and conveys unto said Purchaser All machinery, equipment, building materials, appliances, furniture, furnishings, tools, instruments, parts and other articles of tangible personal property of every kind and nature whatsoever owned by Seller that are located on and used in connection with the Real Property described in Exhibit “A” attached hereto and more particularly described in Exhibit B attached hereto and made a part hereof (collectively, the “Personal Property”), as is, where is, and without warranty of use, and without warranty, express or implied, of merchantability or fitness for a particular purpose.

Seller hereby represents and warrants to Purchaser that Seller is the absolute owner of the Personal Property free and clear of all liens, charges and encumbrances, and that Seller has full right, power and authority to sell the personal property and to make this Bill of Sale

TO HAVE AND TO HOLD all of said personal property unto Purchaser, its successors and assigns, to its own use forever.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the              day of             , 2006.

HGC/Two Pierce Limited Partnership, an Illinois limited partnership

By: HG/Two Pierce, L.L.C., an Illinois limited liability company, its sole general partner

By: H.P. – Itasca Two Pierce, L.L.C., an Illinois limited liability company, its Managing Member

By:
Name:
Title:

Exhibit A

Legal Description

Exhibit B

Personal Property

EXHIBIT J

Assignment and Assumption of Leases

THIS ASSIGNMENT OF LEASES (the “Assignment”) is made as of this              day of             , 2006 between HGC/Two Pierce Limited Partnership, an Illinois limited partnership (“Assignor”), and                    , a                     (“Assignee”).

For and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration to it in hand paid by Assignee to Assignor, and the mutual covenants herein contained, the receipt and sufficiency of the foregoing consideration being hereby acknowledged by the parties hereto, Assignor hereby assigns, transfers, sets over and conveys to Assignee all of Assignor’s right, title and interest in, to and under any and all existing and outstanding leases, licenses and occupancy agreements (collectively, the “Leases”), of the improvements located on the real property being more particularly described on Exhibit A, attached hereto, and incorporated herein by this reference, including without limitation, all those Leases described on Exhibit “B” attached hereto and incorporated herein by this reference, together with all security deposits tendered under the Leases remaining in the possession of Assignor.

Assignee does hereby assume and agree to perform all of Assignor’s obligations as lessor under the Leases first accruing from and after the date hereof, including without limitation, claims made by tenants with respect to the tenants’ security deposits to the extent paid, credited or assigned to Assignee by Assignor. Assignee agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees) arising out of any breach or default in Assignee’s obligations hereunder.

Assignor agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees) arising out of any breach or default in Assignor’s obligations as lessor under the Leases first accruing before the date hereof.

This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, executors, administrators, successors and assigns.

This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have each executed this Assignment as of the date first written above.

ASSIGNOR:

HGC/Two Pierce Limited Partnership, an Illinois limited partnership

By: HG/Two Pierce, L.L.C., an Illinois limited liability company, its sole general partner

By: H.P. – Itasca Two Pierce, L.L.C., an Illinois limited liability company, its Managing Member

By:
Name:
Title:

ASSIGNEE:

, a

By:
Name:
Title:

Exhibit A

Legal Description

Exhibit B

Leases

EXHIBIT K

Assignment and Assumption of Property Agreements, Permits and Warranties

THIS ASSIGNMENT AND ASSUMPTION OF PROPERTY AGREEMENTS, PERMITS AND WARRANTIES (the “Assignment”) is made as of the              day of             , 2006 between HGC/Two Pierce Limited Partnership, an Illinois limited partnership (“Assignor”), and               , a               (“Assignee”).

Pursuant to that certain Sale Agreement dated               , 2006 between Assignor and               (the “Sale Agreement”) and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration to it in hand paid by Assignee to Assignor, and the mutual covenants herein contained, the receipt and sufficiency of the foregoing consideration being hereby acknowledged by the parties hereto, Assignor hereby assigns, transfers, sets over and conveys to Assignee all of Assignor’s right, title and interest, to the extent assignable, in, to and under any and all of the following, to wit:

(i)	the Property Agreements (as defined in the Sale Agreement),

(ii)	any and all warranties and guaranties of third parties with respect to the Improvements and/or the Personal Property (as defined in the Sale Agreement), and

(iii)	any and all permits, licenses, approvals and authorizations with respect to the possession, use, and/or occupancy of the Real Property and the Personal Property.

All items described in (ii) and (iii) above are hereinafter collectively referred to as “Intangible Property.”

Assignee does hereby assume and agree to perform all of Assignor’s contractual obligations under the Property Agreements first accruing from and after the date hereof. Assignee agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees) arising out of any breach or default in Assignee’s obligations under this paragraph.

Assignor agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees) arising out of any breach or default in Assignor’s contractual obligations under the Property Agreements first accruing before the date hereof.

This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, executors, administrators, successors and assigns.

This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have each executed this Assignment as of the date first written above.

ASSIGNOR:

HGC/Two Pierce Limited Partnership, an Illinois limited partnership

By: HG/Two Pierce, L.L.C., an Illinois limited liability company, its sole general partner

By: H.P. – Itasca Two Pierce, L.L.C., an Illinois limited liability company, its Managing Member

By:
Name:
Title:

ASSIGNEE:

, a

By:
Name:
Title:

EXHIBIT L

Assignment and Assumption of Additional Property

INTENTIONALLY DELETED

EXHIBIT M

SIXTEENTH AMENDMENT TO LEASE

THIS SIXTEENTH AMENDMENT TO LEASE is made as of this              day of             , 2006, by and between Wells REIT-Two Pierce Place, LLC, a Delaware limited liability company (“Landlord”) and Arthur J. Gallagher & Co., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord’s predecessor in interest and Tenant entered into a written lease dated July 26, 1989 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of May 20, 1991, that certain Second Amendment to Lease dated as of November 13, 1991, that certain Third Amendment to Lease dated as of July 14, 1992, that certain Fourth Amendment to Lease dated as of August 10, 1992, that certain Fifth Amendment to Lease dated as of August 31, 1992, that certain Sixth Amendment to Lease dated as of October 5, 1994, that certain Seventh Amendment to Lease dated as of February 10, 1999, that certain Eighth Amendment to Lease dated as of July 16, 2001, that certain Ninth Amendment to Lease dated as of November 13, 2002, that certain Tenth Amendment to Lease dated as of April 5, 2004, that certain Eleventh Amendment to Lease dated as of February 10, 2005 (the “Eleventh Amendment”), that certain Twelfth Amendment dated as of February 10, 2005 (the “Twelfth Amendment”), that certain Thirteenth Amendment dated as of February 10, 2005, that certain Fourteenth Amendment dated as of October 31, 2005, and that certain Fifteenth Amendment dated as of October 31, 2005 (collectively, the “Amended Lease”) for approximately 306,259 rentable square feet (the “Current Premises”), as of January 1, 2007, and 631 square feet of storage space (the “Storage Space”), at Two Pierce Place, Itasca, Illinois; and

WHEREAS, Landlord and Tenant have agreed to extend the term, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter contained, Landlord and Tenant hereby agree as follows:

1. Lease Term. The Term of the Amended Lease shall be extended from the current expiration date of February 28, 2011 until February 28, 2018 (the “Second Extension Term”).

2. Base Rent. Tenant shall pay as Monthly Base Rent for the Current Premises for the Second Extension Term the following amounts:

Period	Monthly Base Rent
3/1/11-2/29/12	$421,106.12
3/1/12-2/28/13	$431,633.77
3/1/13-2/28/14	$442,424.61
3/1/14-2/28/15	$453,485.22
3/1/15-2/29/16	$464,822.35
3/1/16-2/28/17	$476,442.90
3/1/17-2/28/18	$488,353.97

3. Storage Space Rental. Tenant shall pay as Monthly Storage Space Rental for the Storage Space for the Second Extension Term the following amounts:

Period	Monthly Base Rent
3/1/11-2/29/12	$609.58
3/1/12-2/28/13	$627.87
3/1/13-2/28/14	$646.71
3/1/14-2/28/15	$666.11
3/1/15-2/29/16	$686.09
3/1/16-2/28/17	$706.67
3/1/17-2/28/18	$727.87

4. Improvements. Landlord shall have no obligation to alter or improve the Current Premises or Storage Space during the Second Extension Term and Tenant agrees to accept the Current Premises and Storage Space on the commencement date of the Second Extension Term in their then “AS IS” condition.

5. Prevailing Market Rate. The first sentence of Paragraph 38(B) of the Original Lease is hereby deleted and replaced with the following:

“The determination of Prevailing Market Rate, regardless of whether made by agreement between Landlord and Tenant or by the Appraisal Process, shall be based on lease terms and rental rates in Class “A” buildings of at least five (5) stories within a twenty (20) mile radius of the Building, which are comparable in services, amenities, quality and build out as those in the Building and Leased Premises, and shall take into account (1) the definition of rentable area or net rentable area, as the case may be, with respect to which the Prevailing Market Rate is computed, so that comparable useable area is being compared; (2) rental concessions then customarily being given or offered (such as, but not limited to, abatements, cost contributions, lease assumptions or take-overs, payment of moving or other expenses and construction allowances or leasehold improvements; (3) applicable distinctions between “gross” leases and “net” leases; (4) base year or base amounts used in calculating any pass-through of costs and expenses to tenants; and (5) customary brokerage commissions.”

6. Renewal Option. The first sentence of Paragraph 41 of the Original Lease (Renewal Options) is hereby deleted and replaced with the following:

“Provided that there does not then exist an Event of Default hereunder with respect to (i) a breach of any material non-monetary obligation of Tenant hereunder, (ii) a breach of any monetary obligation of Tenant hereunder in excess of Twenty-Five Thousand Dollars ($25,000.00) or (iii) a breach of Tenant’s obligation to pay any Base Rent due hereunder, then Tenant shall have the right and option to renew this Lease (the “Third Renewal Option”) by extending the Term for five (5) years commencing March 1, 2018, by providing Landlord with written notice thereof not later than September 1, 2016 (an “Intent to Renew Notice”).”

7. Building Identity. Paragraph 47 of the Original Lease (Building Identity) is hereby amended by adding the following at the end thereof:

“So long as this Lease remains in effect and Tenant and its Related Entities lease more square feet of rentable space in the Building than any other tenant thereof, Tenant will be permitted, at no additional rental charge, to erect signage in a location on the exterior of the Building selected by Tenant in its sole discretion, subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, reflecting Tenant’s name, logo or a combination of both, at Tenant’s sole discretion. Such signage must be approved by all local governmental authorities having jurisdiction over such signage and must meet all then existing contractual requirements and/or agreements of which Tenant has notice and which relate to signage on the exterior of the Building. At such time as Tenant and its Related Entities no longer lease more square feet of rentable space in the Building than any other tenant thereof, Tenant shall remove such signage. The erecting, maintaining and removing of such signage shall be performed at Tenant’s sole cost and expense.”

8. Parking. Paragraph 55 of the Original Lease is hereby deleted and replaced with the following:

“A. Landlord at all times will provide sufficient parking in the Parking Structure so as to comply with all zoning and other requirements applicable to the Building. Commencing with the execution of the Sixteenth Amendment to this Lease by the parties, Landlord will provide Tenant with a total of sixteen (16) enclosed heated parking spaces (including fourteen (14) enclosed heated parking spaces previously provided to Tenant as of the date of such execution) at no charge to Tenant for the remaining Term of this Lease (including all renewal periods). The number of enclosed heated parking spaces will increase by one (1) space for every additional whole floor of additional space in the Building leased by Tenant throughout the remainder of the Term of this Lease (such increase to be effective at the time of occupancy of said additional space). Any such additional enclosed heated parking spaces will be at no charge to Tenant for the remaining Term of this Lease, including all renewal periods. Initial pass-cards, if necessary, shall be provided by Landlord at no cost to Tenant. Replacement pass-cards will be available for purchase from Landlord at an amount equal to Landlord’s actual cost. The Parking Structure is intended for the sole use of the Building’s tenants, their agents, employees, customers and invitees.”

B. As of the date of the Sixteenth Amendment to this Lease, Tenant is using sixty-six (66) reserved parking spaces in the Parking Structure (in addition to the enclosed heated parking spaces described in A. above). Of such sixty–six (66) reserved parking spaces in the Parking Structure, thirty (30) will be at no charge to Tenant through the remaining Term of this Lease, including all renewal periods. The charge for the remaining thirty-six (36) spaces shall be $360 per parking space per year during each of calendar years 2007, 2008 and 2009, payable in equal monthly installments of $30/each; provided, however, that to the extent that at any time during such three-year period, Landlord leases any reserved parking spaces in the Parking Structure to employees of Tenant or any Related Entity that do not lease reserved parking spaces as of the date of the Sixteenth Amendment to this Lease, for so long as such employees continue to lease such reserved parking spaces, such monthly charge shall be reduced by $30 for each parking space so leased by Landlord. Commencing on January 1, 2010 and thereafter through the remaining Term of this Lease, including all renewal periods, (i) there will be no charge for thirty (30) of the thirty-six (36) reserved parking spaces described in the preceding sentence, and (ii) Tenant shall have the right to use sixty (60) reserved parking spaces, all at no charge. To the extent that (i) at any time and from time to time during the period commencing on the date of the Sixteenth Amendment to this Lease and ending on December 31, 2009, Tenant desires to lease any reserved parking spaces in the Parking Structure in excess of the sixty (60) reserved parking spaces described herein, or (ii) at any time and from time to time commencing on or after January 1, 2010, Tenant desires to lease any reserved parking spaces in the Parking Structure in excess of the free sixty (60) reserved parking spaces described herein, in either such case, Tenant shall pay to Landlord the then prevailing market rate for comparable spaces. Landlord shall place signs in the Parking Structure designating such reserved parking spaces as being so reserved for Tenant, but Landlord shall have no responsibility or liability to Tenant by reason of the unauthorized use thereof by any third party. Landlord shall, however, make reasonable efforts to preserve Tenant’s exclusive rights to such spaces and to prevent the repeated unauthorized use thereof.”

9. Specific Operating Expenses. The following is hereby added at the end of paragraph 2(A). of Exhibit C to the Lease:

“Tenant hereby agrees that Operating Costs may include expenses and costs incurred by Landlord in connection with the Parking Garage Repairs and the Window Gasket Repairs (as such terms are hereinafter defined) provided that (i) the maximum amount of Operating Costs attributable to the Parking Garage Repairs and Window Gasket Repairs shall not exceed $938,000, less the cost of any such Parking Garage Repairs which are performed prior to December 31, 2006, provided that Landlord determines that such Parking Garage Repairs were performed in a good and workmanlike manner reasonably acceptable to Landlord, and (ii) Tenant’s Proportionate Share of the Operating Costs attributable to the Parking Garage Repairs and the Window Gasket Repairs will be payable in installments over a period of not less than twenty-four (24) months, provided that in any calendar year, Tenant’s Proportionate Share of Operating Costs attributable to Parking Garage Repairs and Window Gasket

Repairs will not exceed $.96 per square foot of space comprising the Leased Premises and will be clearly delineated in each estimate of Operating Costs and each statement of actual Operating Costs delivered to Tenant. For purposes hereof, the “Parking Garage Repairs” shall refer to the items listed on Schedule 1 attached to the Sixteenth Amendment to this Lease. For purposes hereof, the term “Window Gasket Repairs” shall mean the cutting and wet glazing of all the window gaskets at all elevations of the Building which work is commenced during the five (5) year period following the date of the Sixteenth Amendment to this Lease. Landlord agrees that commencing not later than April 15, 2007, the property management fees comprising Operating Costs shall not exceed the sum of three percent (3%) of the total base rents and additional rents for taxes and operating expenses (but excluding rents or other amounts paid for parking spaces or storage spaces) collected by such property manager from tenants in the Building, plus (i) the actual salaries and related employment benefits paid to employees of the property management company who perform management, maintenance and other similar functions related solely to the Building, and (ii) the allocable share of the actual salaries and related employment benefits paid to employees of the property management company who perform management, maintenance and other similar functions related to the Building and other properties owned by Landlord or its affiliates, provided said allocable share shall be calculated in a commercially reasonable manner by Landlord taking into account the actual relative amount of work and services performed by such employees for the benefit of the Building and for the benefit of such other properties. Tenant shall have the right to audit Landlord’s allocation methodology for employees described in clause (ii) of the preceding sentence as part of any examination it makes of Landlord’s books and records performed pursuant to Paragraph 66 of this Lease and an additional two (2) times per calendar year.”

10. Gallagher Cafeteria. A new Paragraph 75 will be added to the Lease as follows:

“At any time after the execution of the Sixteenth Amendment to this Lease, Tenant will have the right to build out all or a portion of the first, second or thirteenth floors of the Building, at its sole discretion, provided that Tenant then leases said floor or portion thereof and for so long as Tenant continues to lease said floor or portion thereof, Tenant shall have the right to designate and use such floors or portions thereof as a cafeteria (the “Gallagher Cafeteria”). Landlord shall have the right to approve the plans and specification for the Gallagher Cafeteria, provided that such approval shall be limited to confirmation that such plans and specifications do not have an adverse effect on the structural integrity of the Building, are not in violation of any laws or ordinances applicable to the Building and would not result in a cafeteria that would be inconsistent with the overall quality of the Building. Landlord shall provide Tenant with its approval or disapproval of any proposed plans and specifications for the Gallagher Cafeteria, subject to the limitations contained in the preceding sentence, within ten (10) business days after receipt thereof, and in the event that Landlord fails to disapprove any such proposed plans and specifications within such ten (10) business day period, it shall be deemed to have approved the plans and specifications. The Gallagher Cafeteria will be operated by Tenant for the use of Tenant’s employees, agents, patrons, customers and invitees on a subsidized or non-subsidized basis, as Tenant so elects from time to time, and used solely for the preparation of and meal consumption as well as non-alcoholic beverages, provided that the Gallagher Cafeteria will be available for use during its regular hours of operation by other tenants of the Building at non-subsidized prices. Pursuant to this Paragraph 75, the Gallagher Cafeteria will be permitted by the Landlord and not be in violation of any use clause under this Lease nor any of Landlord’s Rules and Regulations as contained in Exhibit E of this Lease. Notwithstanding the foregoing, Tenant shall have the right to close the Gallagher Cafeteria to other tenants of the Building so that it may be used for private functions not more than twenty (20) days (any one or more of which may be consecutive) in any calendar year, provided that Tenant posts a written notice in the vicinity of the Gallagher Cafeteria at least seven (7) days’ prior to any day that the Gallagher Cafeteria will be closed to other tenants of the Building stating the date of such closure. Landlord represents and warrants to the Tenant that the addition of the Gallagher Cafeteria to the Building will not violate any other current or future tenant’s lease rights. The parties will cooperate with one another in good faith in the efforts to build and operate the Gallagher Cafeteria. The parties agree that they will modify or add any applicable insurance coverages, as necessary, to open and operate the Gallagher Cafeteria in the Building, provided that any excess cost incurred by Landlord to make appropriate modifications to its insurance shall be reimbursed thereto by Tenant.”

11. Gallagher Fitness Facility. A new Paragraph 76 will be added to the Lease as follows:

“At any time after the execution of the Sixteenth Amendment to this Lease, Tenant will have the right to build out all or a portion of any floor of the Building that it then leases, at its sole discretion, and so long as Tenant continues to lease such floor or portion thereof, Tenant shall have the right to designate and use such floor or portion thereof as a workout/fitness facility (the “Gallagher Fitness Facility”). Landlord shall have the right to approve the plans and specification for the Gallagher Fitness Facility, provided that such approval shall be limited to confirmation that such plans and specifications do not have an adverse effect on the structural integrity of the Building are not in violation of any laws or ordinances applicable to the Building. Landlord shall provide Tenant with its approval or disapproval of any proposed plans and specifications for the Gallagher Fitness Facility, subject to the limitations contained in the preceding sentence, within ten (10) business days after receipt thereof, and in the event that Landlord fails to disapprove any such proposed plans and specifications within such ten (10) business day period, it shall be deemed to have approved the plans and specifications. The Gallagher Fitness Facility will be operated by Tenant solely for the use of Tenant’s employees, agents, patrons, customers and invitees. Pursuant to this Paragraph 76, the Gallagher Fitness Facility will be permitted by the Landlord and not be in violation of any use clause under this Lease nor any of Landlord’s Rules and Regulations as contained in Exhibit E of this Lease. Landlord represents and warrants to the Tenant that the addition of the Gallagher Fitness Facility to the Building will not violate any other current or future tenant’s lease rights. The parties will cooperate with one another in good faith in the efforts to build and operate the Gallagher Fitness Facility. The parties agree that they will modify or add any applicable insurance coverages, as necessary, to open and operate the Gallagher Fitness Facility in the Building, provided that any excess cost incurred by Landlord to make appropriate modifications to its insurance shall be reimbursed thereto by Tenant.”

12. Paragraph 2 of the Eleventh Amendment is amended by deleting the description of Periods and Monthly Base Rent contained therein and substituting the following in lieu thereof:

“Period	Monthly Base Rent
3/1/06-2/28/07	$240,725.00
3/1/07-2/29/08	$245,539.50
3/1/08-2/28/09	$250,450.29
3/1/09-2/28/10	$255,459.30
3/1/10-2/28/11	$260,568.48.”

13. Right of First Offer. Paragraph 5 of the Twelfth Amendment is hereby deleted and replaced with the following:

“Tenant shall have the right of first offer on any space which becomes available for lease in the Building, from time to time, on or after the execution date of the Sixteenth Amendment to this Lease (“Additional Space”), subject to any existing superior options of existing tenants in the Building. Landlord will deliver a written notice (a “Right of First Offer Notice”) to Tenant containing the terms for the Additional Space within ten (10) business days of Landlord’s knowledge that any space is available for lease in the Building. Tenant thereafter shall have a period of ten (10) business days in which to notify Landlord in writing of Tenant’s desire to lease the Additional Space (an “Exercise Notice”). If Landlord does not receive an Exercise Notice within ten (10) business days after Landlord’s delivery to Tenant of a Right of First Offer Notice, then Landlord shall be free to lease the Additional Space. The rent for the Additional Space will be the Prevailing Market Rate determined at the time Landlord’s Right of First Offer Notice is delivered to Tenant. Landlord and Tenant agree to negotiate in good faith to determine the remainder of the terms under which the Additional Space will be leased, including, but not limited to, the amount of tenant improvement allowance, any abatements or concessions and the expiration date for the Additional Space. The Additional Space shall automatically be included in the Premises effective as of the Additional Commencement Date (as hereinafter defined) and all of the covenants, conditions and provisions of the Amended Lease shall thereupon be applicable to the Additional Space, except that (x) Tenant’s proportionate share shall increase accordingly, and (z) the renewal option set forth in Paragraph 41 of the Original Lease shall apply to the Additional Space. As used herein, the term “Additional Commencement Date” shall mean the date set forth in a Right of First Offer Notice as the date that space in the Building will be available for lease, which date may not be less than sixty (60) days after the date of the Right of First Offer Notice.

14. Waiver of Certain Payments. Tenant acknowledges that it has waived the payment of the installments of the construction allowance described in Paragraph 5 of the Twelfth Amendment (prior to such Paragraph 5 being deleted as provided herein) that are due on March 1, 2009 and March 1, 2010.

15. Superseded Provision. Paragraph 6 of the Twelfth Amendment (Expansion Space Renewal Rent Rate) is hereby deleted and shall have no further force or effect.

16. Broker’s Commission. Tenant represents that Tenant has not directly dealt with any broker in connection with this Sixteenth Amendment and agrees to indemnify and hold Landlord and the managing agent and leasing agent harmless from all losses, damages, claims, liens, liabilities, costs and expense (including without limitation reasonable attorney’s fees) arising from any claims or demands of any broker or brokers or finders for any commission or other compensation alleged to be due such broker or brokers or finders in connection with its participating on behalf of Tenant in the negotiation of this Sixteenth Amendment or in exhibiting the Current Premises or Storage Space.

17. Terms of Amended Lease. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Amended Lease.

18. Incorporation of Amended Lease. Except as otherwise amended hereby, the terms and covenants of the Amended Lease remain in full force and effect in accordance with their terms.

19. Counterparts. This Sixteenth Amendment may be executed in counterparts and all said counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Sixteenth Amendment as of the day and year first above written.

LANDLORD:

WELLS REIT – TWO PIERCE PLACE, LLC, a Delaware limited liability company

By:	Wells Operating Partnership, L.P., a Delaware limited partnership, its sole member

	By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

[signatures continued on next page]

TENANT:

Arthur J. Gallagher & Co., a Delaware corporation

By:
Its:

SCHEDULE 1

IMMEDIATE REPAIR AND DEFERRED MAINTENANCE EXPENDITURES

PARKING GARAGE

Property: Gallagher Centre

Two Pierce Place

Itasca, IL (Chicago)

ITEM NO.	BUILDING COMPONENT	QUANTITY	UNITS	UNIT COST	IMMEDIATE COST	HP	COMMENTS
1	Perform detailed/comprehensive evaluation of parking structure	1	LS		$15,000	$—
2	Replace deteriorated concrete haunches on columns and wall panels	40	Each	$1,000	$40,000	$40,000
3	Repair deteriorated concrete on columns at barrier cables and repair barrier cables	20	Each	$350	$7,000	$7,000
4	Replace deteriorated concrete haunches on columns and wall panels	15	Each	$1,000	$15,000	$—	Duplicate of Item #2
5	Replace deteriorated concrete on the topside of the Double Tee slabs and slab-on-grade	40	SF	$50	$2,000	$2,000
6	Rout and seal cracks in slab-on-grade	5,000	LF	$5	$25,000	$—	Short service life for this repair
7	Install Waterproofing along the south and north side of Levels P2 and P3	20,000	SF	$2	$40,000	$40,000
8	Install Waterproofing on the entire roof level (Level P4)	100,000	SF	$2	$200,000	$50,000	Penetrating sealer (silane)
9	Recondition steel brackets and bolts between exterior ledger beams/panels and columns	336	Each	$50	$16,800	$16,800
10	Recondition lateral connections of the exterior precast panels and slab	800	Each	$50	$40,000	$40,000
11	Recondition Double Tee to Double Tee flange connections	500	Each	$50	$25,000	$25,000
12	Replace deteriorated concrete in the walls of the stairwells	20	SF	$100	$2,000	$2,000
13	Repair structural crack in precast hollow core panel in southeast stairwell	1	LS	LS	$5,000	$5,000
14	Replace deteriorated concrete in northwest stairwell	1	LS	LS	$1,000	$1,000
15	Replace rubber covering of north-south direction expansion joints	360	LF	$20	$7,200	$7,200
16	Replace rubber covering of east-west direction expansion joints	280	LF	$10	$2,800	$2,800
17	Replace joint sealant between Double Tees	25,000	LF	$5	$125,000	$125,000	Target garage perimeter areas
18	Repair bearing of Double Tees to Inverted Tbeams and walls	21	Each	$500	$10,500	$10,500
19	Replace deteriorated concrete at column to exterior precast wall on Level P1	1	LS	LS	$1,000	$1,000
20	Replace deteriorated concrete on the topside of exterior columns	30	SF	$50	$1,500	$1,500
21	Repair deteriorated concrete on exterior precast panels and spandrel beams	1,300	SF	$100	$130,000	$87,000	1,000 sf of deterioration to repair
22	Recondition steel stair in the southeast and northwest stairwells	1	LS	LS	$5,000	$5,000
23	Miscellaneous concrete repairs to curbs at the entrances/exits and slab on Level P1	1	LS	LS	$2,500	$2,500
24	Recondition Double Tee bearing plates	1	LS	LS	$2,500	$2,500

	TOTAL ESTIMATE COST				$721,800	$473,800

EXHIBIT N

Recertification of Seller’s Warranties

THIS CERTIFICATE is made as of this              day of             , 2006, by HGC/Two Pierce Limited Partnership, an Illinois limited partnership (“Seller”) in favor of              (“Buyer”).

WITNESSETH:

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement with an Effective Date of May             , 2006 (the “Sale Agreement”), with respect to the purchase and sale of property located at Two Pierce Place, Itasca, County of DuPage, State of Illinois described therein; and

WHEREAS, the Sale Agreement provides that all of the warranties of Seller in the Sale Agreement shall be reaffirmed by Seller at Closing.

NOW, THEREFORE, for good and valuable consideration, Seller hereby certifies to Buyer that, as of the date hereof, that all of Seller’s warranties set forth in the Sale Agreement, including, but not limited to, those set forth in Section 6 of the Sale Agreement, were true, correct, and complete on the date of the Sale Agreement, and remain true, correct, and complete on the date hereof, without exception.

HGC/Two Pierce Limited Partnership, an Illinois limited partnership

By: HG/Two Pierce, L.L.C., an Illinois limited liability company, its sole general partner

By: H.P. – Itasca Two Pierce, L.L.C., an Illinois limited liability company, its Managing Member

By:
Name:
Title:

EXHIBIT O

Escrow Provisions

1. In the event that Escrow Agent is authorized to draw upon the Letters of Credit pursuant to Section 2 below, the Letters of Credit shall be drawn upon as follows: (i) sixty percent (60%) of the amount to be drawn shall be drawn from the letter of credit deposited by AJG; and (ii) forty percent (40%) of the amount to be drawn shall be drawn from the letter of credit deposited by H.P.-Itasca. In the event that the Letters of Credit are drawn upon, Escrow Agent shall deposit such funds in an interest-bearing, FDIC insured escrow account in a federally-insured institution. All interest earned shall be deemed a portion of the respective Letters of Credit and belong to the party which ultimately becomes entitled to the Letters of Credit (or, if each of the parties becomes entitled to a portion of the Letters of Credit, shall be disbursed to each of the parties, pro rata, based on the portions of the Letters of Credit to which they respectively are entitled).

2. In the event that the Letters of Credit are not drawn upon within one (1) year from the date hereof, Escrow Agent shall, without notice to or consent from Purchaser, return the Letters of Credit to the parties depositing such Letters of Credit immediately. Escrow Agent shall not draw upon the Letters of Credit or pay over any funds to any party hereunder unless and until the following procedure is complied with: The party requesting disbursement of the Letters of Credit (the “Requesting Party”) shall deliver written notice to Escrow Agent and to the other parties hereto, requesting such disbursement. Such disbursement request notice must include copies of: (a) the notice of Seller’s breach of representation or warranty delivered to Seller pursuant to Section 21(c) of this Agreement; and (b) the document(s) evidencing the commencement of litigation to enforce the breach of representation or warranty claim. In the event that (a) the Letters of Credit are set to expire prior to the expiration of the sixty (60) day period Purchaser has to commence litigation to enforce the breach of representation or warranty claim; and (b) Purchaser has delivered written notice to Escrow Agent and to the other parties hereto requesting a disbursement, along with a copy of the notice of Seller’s breach of representation or warranty, then Escrow Agent shall draw pro rata upon the Letters of Credit in the amount of the draw request and hold such funds in accordance with Section 1 above; provided, however, if Purchaser does not deliver to Escrow Agent the document(s) evidencing the commencement of litigation to enforce the breach of representation or warranty claim within such sixty (60) day period, Escrow Agent shall immediately return the escrow funds to the respective parties. Within five (5) business days after receipt of such notice of request, the non-requesting party shall either: (a) agree to permit such disbursement by Escrow Agent, or (b) inform Escrow Agent in writing (with a copy to the Requesting Party) that the non-requesting party does not agree to permit such disbursement. If the non-requesting party acts under clause (a), then Escrow Agent shall make the disbursement as requested by the Requesting Party. If the non-requesting party acts under clause (b), then Escrow Agent shall not make any disbursement except as provided in Section 4 below. If the non-requesting party fails to respond during the foregoing five (5) business day period, its non-response shall be deemed to be the response of the non-requesting party under clause (a) on the last day of such five (5) business day period. In the event that the Requesting Party makes a draw request and the non-requesting party objects to such request and the Letters of Credit are set to expire prior to resolution of the foregoing dispute, Escrow Agent shall, prior to the expiry of the Letters of Credit, draw pro rata upon the Letters of Credit in the amount of the draw request and hold such funds in accordance with Section 1 above.

3. It is agreed that;

(a) the duties of Escrow Agent are only as herein specifically provided and are purely ministerial in nature, and Escrow Agent shall incur no liability whatever except for its willful misconduct, negligence, or breach of this Agreement, as long as Escrow Agent has acted in good faith;

(b) in the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature reasonably believed by it to be genuine and signed by the applicable party or its successor;

(c) Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

(d) Escrow Agent shall not be bound by any modification or rescission of this Agreement unless in writing and signed by Seller and Purchaser, and to the extent such modification or rescission of this Agreement would affect Escrow Agent’s rights or obligations under this Agreement, by Escrow Agent;

(e) Seller and Purchaser shall jointly and severally reimburse and indemnify Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including reasonable attorneys’ fees and disbursements, incurred without willful misconduct, negligence or breach of this Agreement on the part of Escrow Agent; and

(f) Seller and Purchaser each hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith without its negligence, willful misconduct or breach of this Agreement in the performance of Escrow Agent’s duties hereunder.

4. Escrow Agent is acting as a stake-holder only with respect to the Letters of Credit. If there is any dispute as described above as to whether Escrow Agent is obligated to deliver all or any portion of the Letters of Credit or as to whom the proceeds of the Letters of Credit are to be delivered, Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent shall hold the Letters of Credit until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Letters of Credit, or, in the absence of such authorization, Escrow Agent shall hold the Letters of Credit until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination have not begun within ninety (90) days after the date Escrow Agent receives written notice of such dispute, and thereafter diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Letters of Credit in court, pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the parties determined not to be entitled to the Letters of Credit, or if the Letters of Credit are split between H.P.-Itasca, AJG and Purchaser, such costs of Escrow Agent shall be split, pro rata, between H.P.-Itasca, AJG and Purchaser, based upon the amount of Letters of Credit received by each. Upon making delivery of the Letters of Credit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder.

5. Notices to Escrow Agent shall be directed to Escrow Agent at its address set forth below its signature page to this Agreement (or to such other address as Escrow Agent shall hereafter specify in writing by written notice to Seller and Purchaser), and shall be given in the manner described in Section 35 of this Agreement. Notices provided by Escrow Agent to either party shall be given in the manner described in Section 35 of this Agreement, at the addresses of the parties as set forth in Section 35 of this Agreement (or to such other address as a party shall hereafter specify in writing by written notice to Escrow Agent and the other party).

6. Escrow Agent has executed this Agreement solely to confirm (a) receipt of the Letters of Credit and (b) that Escrow Agent, upon receipt thereof, will hold the Letters of Credit in escrow, pursuant to the provisions of this Agreement.

EXHIBIT P

Environmental Matters

1)	Phase I report dated 11/4/97

2)	Property Condition Report dated 11/18/97

3)	Air Quality documentation, including:

a)	Letter to OSHA dated 5/16/05

b)	Letter from OSHA dated 5/23/05

c)	Phase II Indoor Air Quality Investigation dated 5/24/05

d)	Letter to OSHA dated 6/9/05

e)	Wiss Janney letter dated 7/8/05

f)	Letter to OSHA dated 7/21/05

g)	Letter from OSHA dated 7/25/05

EXHIBIT Q

Terminated Contracts

1)	All other Property Agreements not listed on Exhibit E attached hereto.

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